   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1998


                                                      REGISTRATION NO. 333-60355
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 5

                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             AIMCO PROPERTIES, L.P.
           (Exact name of co-registrant as specified in its charter)

                     MARYLAND                                           84-1275621
                     DELAWARE                                           84-1259577
 (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification Number)
                   organization)
      1873 SOUTH BELLAIRE STREET, 17TH FLOOR                          PETER KOMPANIEZ
              DENVER, COLORADO 80222                                     PRESIDENT
                  (303) 757-8101                          1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                                                                  DENVER, COLORADO 80222
                                                                      (303) 757-8101
                                                                    FAX: (303) 753-9538
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
 including area code, of co-registrants' principal                        number,
                executive offices)                      including area code, of agent for service)

                             ---------------------
                                    Copy to:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                              FAX: (213) 687-5600
                             ---------------------
    Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. [ ]
    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE          PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
         TO BE REGISTERED              REGISTERED      OFFERING PRICE PER UNIT(1) AGGREGATE OFFERING PRICE REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01
  per share(3)....................
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share(3)...............
------------------------------------------------------------------------------------------------------------------------------
Partnership Preferred Units(4)....    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
Partnership Common Units(4).......    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
         Total....................   $1,000,000,000               (1)                  $1,000,000,000           $295,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) To be determined, from time to time, by the Registrants in connection with the issuance of the securities registered hereunder.
(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(3) To be issued by Apartment Investment and Management Company ("AIMCO"). The amount of such securities registered hereby includes (i) shares of Preferred Stock and Class A Common Stock of AIMCO issuable in exchange for Partnership Preferred Units or Partnership Common Units of AIMCO Properties, L.P. tendered for redemption pursuant to the agreement of limited partnership of AIMCO Properties, L.P., plus such additional number of shares of Preferred Stock and Class A Common Stock as may be issuable pursuant to the antidilution adjustment provisions of such agreement and (ii) shares of Class A Common Stock of AIMCO issuable upon conversion of shares of Preferred Stock of AIMCO. In no event will the aggregate maximum offering price of all securities registered under this Registration Statement by AIMCO exceed $600,000,000.
(4) To be issued by AIMCO Properties, L.P.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This filing includes a prospectus supplement relating to an exchange offer for units of limited partnership in Shelter Properties IV.



     In accordance with Rule 472(b) the Registrants have not refiled the base prospectus and the 90 prospectus supplements for the partnerships listed below filed with Amendment Numbers 2, 3 and 4 since no changes have yet been made to such documents. The base prospectus and the 90 prospectus supplements filed with Amendment Numbers 2, 3 and 4 continue to remain part of this Registration Statement and will be refiled with future Amendments when changes are made to a particular document.


Angeles Income Properties, Ltd. II
Angeles Income Properties, Ltd. III
Angeles Income Properties, Ltd. IV
Angeles Income Properties, Ltd. 6
Angeles Opportunity Properties, Ltd.
Angeles Partners VII
Angeles Partners VIII
Angeles Partners IX
Angeles Partners X
Angeles Partners XI
Angeles Partners XII
Angeles Partners XIV
Baywood Partners, Ltd.
Brampton Associates Partnership
Buccaneer Trace Limited Partnership
Burgundy Court Associates, L.P.
Calmark/Fort Collins, Ltd.
Calmark Heritage Park II Ltd.
Casa Del Mar Associates Limited Partnership
Catawba Club Associates, L.P.
Cedar Tree Investors Limited Partnership
Century Properties Fund XVI
Century Properties Fund XVIII
Century Properties Fund XIX
Century Properties Growth Fund XXII
Chapel Hill, Limited
Chestnut Hill Associates Limited Partnership
Coastal Commons Limited Partnership
Consolidated Capital Institutional Properties/2
Consolidated Capital Institutional Properties/3
Consolidated Capital Properties III
Consolidated Capital Properties IV
Consolidated Capital Properties V
Consolidated Capital Properties VI
DFW Apartment Investors Limited Partnership
DFW Residential Investors Limited Partnership
Davidson Diversified Real Estate I, L.P.
Davidson Diversified Real Estate II, L.P.
Davidson Diversified Real Estate III, L.P.
Davidson Growth Plus, L.P.
Davidson Income Real Estate, L.P.
Drexel Burnham Lambert Real Estate Associates II
Four Quarters Habitat Apartment Associates, Ltd.
Fox Strategic Housing Income Partners
Georgetown of Columbus Associates, L.P.
HCW Pension Real Estate Fund Limited
  Partnership
Investors First-Staged Equity
Johnstown/Consolidated Income Partners
La Colina Partners, Ltd.
Lake Eden Associates, L.P.
Landmark Associates, L.P.
Minneapolis Associates II Limited Partnership
Multi-Benefit Realty Fund '87-1-Class A
Multi-Benefit Realty Fund '87-1-Class B
National Property Investors 8
Northbrook Apartments, Ltd.
Olde Mill Investors Limited Partnership
Orchard Park Apartments Limited Partnership
Park Town Place Associates Limited Partnership
Quail Run Associates, L.P.
Ravensworth Associates Limited Partnership
Rivercreek Apartments Limited Partnership
Rivercrest Apartments, Limited
Riverside Park Associates L.P.
Salem Arms of Augusta Limited Partnership
Shaker Square, L.P.

Shannon Manor Apartments, a Limited Partnership

Sharon Woods, L.P.
Shelter Properties III
Shelter Properties VI
Shelter Properties VII Limited Partnership
Snowden Village Associates, L.P.
Springhill Lake Investors Limited Partnership
Sturbrook Investors, Ltd.
Sycamore Creek Associates, L.P.
Texas Residential Investors Limited Partnership
Thurber Manor Associates, Limited Partnership
U.S. Realty Partners Limited Partnership
United Investors Growth Properties
United Investors Growth Properties II
United Investors Income Properties
Villa Nova, Limited Partnership
Walker Springs, Limited
Wingfield Investors Limited Partnership
Winrock-Houston Limited Partnership
Winthrop Apartment Investors Limited Partnership
Winthrop Growth Investors 1 Limited Partnership
Winthrop Texas Investors Limited Partnership
Woodmere Associates, L.P.
Yorktown Towers Associates

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                             SHELTER PROPERTIES IV
                        IN EXCHANGE FOR YOUR CHOICE OF:
                 20.20 OF OUR 8.0% PARTNERSHIP PREFERRED UNITS;
                            OF OUR PARTNERSHIP COMMON UNITS; OR
                                $505.00 IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ACCEPT ALL OF THE OUTSTANDING UNITS
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           TENDERED IN RESPONSE TO OUR OFFER. OUR OFFER
EXCHANGE YOUR UNITS SOLELY FOR OUR              IS NOT SUBJECT TO ANY MINIMUM NUMBER OF
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         UNITS BEING TENDERED.
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR
UNITS FOR CASH.                                 YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
                                                YOU TENDER YOUR UNITS.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         OUR OFFER AND YOUR WITHDRAWAL RIGHTS WILL
OFFER AND TO RENDER AN OPINION AS TO THE        EXPIRE AT 5:00 P.M., DENVER, COLORADO TIME,
FAIRNESS TO YOU OF THE OFFER CONSIDERATION      ON             , 1999, UNLESS WE EXTEND THE
FROM A FINANCIAL POINT OF VIEW.                 DEADLINE.
     OUR OFFER CONSIDERATION WILL BE REDUCED
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-25 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, our offer consideration may not reflect the fair market value of your units. As of October 31, 1997, your general partner (which is our affiliate) estimated the net asset value of your units to be $715.00 per unit and an affiliate estimated the net liquidation value of your units to be $737.85 per unit. It is possible that if the offer is not successful, we may revise or terminate the offer or conduct a subsequent offer at a higher or lower price.

     - Your general partner is an affiliate of ours and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit, and therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. Consequently, there are substantial conflicts of interest between you and us.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership and may control any vote of the limited partners.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a few properties to holding an interest in our large portfolio of properties. In the future, the properties owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               December   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........     S-1
SUMMARY........................................     S-4
  The AIMCO Operating Partnership..............     S-4
  Affiliation with your General Partner........     S-4
  The Offer....................................     S-4
  Risk Factors.................................     S-4
  Background and Reasons for the Offer.........    S-10
  Terms of the Offer...........................    S-12
  Certain Federal Income Tax Matters...........    S-14
  Valuation of Units...........................    S-14
  Fairness of the Offer........................    S-15
  Stanger Analysis.............................    S-15
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................    S-16
  Comparison of Your Units and AIMCO OP
    Units......................................    S-16
  Conflicts of Interest........................    S-16
  Your Partnership.............................    S-17
  Source and Amount of Funds and Transactional
    Expenses...................................    S-18
  Summary Financial Information of AIMCO
    Properties, L.P............................    S-19
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......    S-21
  Summary Financial Information of Shelter
    Properties IV..............................    S-23
  Comparative Per Unit Data....................    S-23
THE AIMCO OPERATING PARTNERSHIP................    S-24
RISK FACTORS...................................    S-24
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................    S-25
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................    S-26
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................    S-27
BACKGROUND AND REASONS FOR THE OFFER...........    S-29
  Background of the Offer......................    S-29
  Alternatives Considered......................    S-30
  Expected Benefits of the Offer...............    S-31
THE OFFER......................................    S-32
  Terms of the Offer; Expiration Date..........    S-32
  Acceptance for Payment and Payment for
    Units......................................    S-32
  Procedure for Tendering Units................    S-33
  Withdrawal Rights............................    S-36
  Extension of Tender Period; Termination;
    Amendment..................................    S-36
  Fractional OP Units..........................    S-37
  Future Plans of the AIMCO Operating
    Partnership................................    S-37
  Voting by the AIMCO Operating Partnership....    S-38
  Dissenters' Rights...........................    S-38
  Conditions of the Offer......................    S-38
  Effects of the Offer.........................    S-40
  Certain Legal Matters........................    S-41
  Fees and Expenses............................    S-43
  Accounting Treatment.........................    S-43

                                                  PAGE
                                                  -----
CERTAIN FEDERAL INCOME TAX MATTERS.............    S-44
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................    S-44
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................    S-44
  Tax Consequences of Exchanging Units Solely
    for Cash...................................    S-45
  Adjusted Tax Basis...........................    S-45
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................    S-46
  Passive Activity Losses......................    S-46
  Foreign Offerees.............................    S-47
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Offerees...............    S-47
VALUATION OF UNITS.............................    S-48
FAIRNESS OF THE OFFER..........................    S-50
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................    S-50
  Fairness to Unitholders who Tender their
    Units......................................    S-51
  Fairness to Unitholders who do not Tender
    their Units................................    S-51
  Comparison of Consideration to Alternative
    Consideration..............................    S-52
  Allocation of Consideration..................    S-55
STANGER ANALYSIS...............................    S-55
  Experience of Stanger........................    S-55
  Summary of Materials Considered..............    S-55
  Summary of Reviews...........................    S-56
  Conclusions..................................    S-57
  Assumptions, Limitations and
    Qualifications.............................    S-57
  Compensation and Material Relationships......    S-58
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................    S-59
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....    S-67
DESCRIPTION OF PREFERRED OP UNITS..............    S-73
  General......................................    S-73
  Ranking......................................    S-73
  Distributions................................    S-73
  Allocation...................................    S-74
  Liquidation Preference.......................    S-74
  Redemption...................................    S-75
  Voting Rights................................    S-75
  Restrictions on Transfer.....................    S-76
DESCRIPTION OF CLASS I PREFERRED STOCK.........    S-76
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................    S-78
CONFLICTS OF INTEREST..........................    S-82
  Conflicts of Interest with Respect to the
    Offer......................................    S-82
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................    S-82
  Competition Among Properties.................    S-82
  Features Discouraging Potential Takeovers....    S-82
  Future Exchange Offers.......................    S-82

                                                  PAGE
                                                  -----
YOUR PARTNERSHIP...............................    S-83
  General......................................    S-83
  Capital Replacement..........................    S-83
  Competition..................................    S-83
  Legal Proceedings............................    S-83
  Additional Information Concerning Your
    Partnership................................    S-83
  History of the Partnership...................    S-84
  General Policy Regarding Sales and
    Refinancings of Partnership Properties.....    S-84
  Property Management..........................    S-85
  Fiduciary Responsibility of the General
    Partner of Your Partnership................    S-85
  Distributions................................    S-85
  Beneficial Ownership of Interests in Your
    Partnership................................    S-85

                                                  PAGE
                                                  -----
  Compensation Paid to the General Partner and
    its Affiliates.............................    S-86
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................    S-86
LEGAL MATTERS..................................    S-87
EXPERTS........................................    S-87
OPINION OF ROBERT A. STANGER & CO., INC. ......     A-1
DIRECTORS AND EXECUTIVE OFFICERS OF APARTMENT
  INVESTMENT AND MANAGEMENT COMPANY AND
  AIMCO-GP, INC. ..............................     B-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Shelter Properties IV. For each unit that you tender, you may choose to receive 20.20 of our 8.0% Partnership Preferred Units (also referred to as
     "Preferred OP Units"),                of our Partnership Common Units (also
     referred to as "Common OP Units"), or $505.00 in cash (subject, in each case to adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 31, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 386,430 apartment units in 2,240 properties located in 49 states, the District of Columbia and Puerto Rico. As of September 30, 1998, AIMCO had total assets of $3,121.9 million, total debt of $1,275.4 million and stockholders' equity of $1,521.5 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of September 30, 1998, AIMCO had total assets of $4,389.4 million, total debt of $1,627.8 million and stockholders' equity of $2,074.3 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired a majority ownership interest in Shelter Realty IV Corporation, the managing general partner of your partnership (the "general partner"), and the company that manages the property owned by your partnership.

Q:   WHAT IS THE HISTORY OF YOUR PARTNERSHIP?

A: Your partnership was formed in August 21, 1981 and sold $40,000,000 of limited partnership units in 1982 for $1,000.00 per unit. Between November 1, 1992 and July 31, 1998 your partnership made a total of $53.80 of distributions per unit. At the time of the initial offering it was contemplated in the offering memorandum that the properties to be purchased by the partnership would be sold within three to eight years. We do not know why the partnership did not sell all of its properties within such holding period. Your partnership currently owns three apartment properties.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE PREFERRED OP UNITS?

A: Preferred OP Units are a class of our Partnership Preferred Units. Preferred OP Units are not listed on any national securities exchange nor quoted on NASDAQ. There is no active trading market for Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. The holders of the Preferred OP Units must hold such units for one year, subject to certain exceptions. However, after a one-year holding period, a holder of Preferred OP Units may redeem his or her units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the NYSE.

Q:   WHAT ARE COMMON OP UNITS?

A: The Common OP Units are our Partnership Common Units. Common OP Units are not listed on any national securities exchange nor quoted on NASDAQ. There is no active trading market for Common OP Units and none is likely to develop because they are subject to restrictions on transfer. The holders of the Common OP Units must hold such units for one year, subject to certain exceptions. However, after a one-year holding period, a holder of Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the NYSE under the symbol "AIV."

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: Your general partner (which is our affiliate) has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on NASDAQ, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sales transactions in the units have been effectuated. Based on information recorded by the general partner of your partnership, we believe that sales prices for your units have ranged from $175.00 per unit to $500.00 per unit from November 1, 1995 through July 31, 1998. As of October 31, 1997, your general partner estimated the net asset value of your units to be $715.00 per unit and an affiliate of your general partner estimated the net liquidation value of your units to be $737.85 per unit. However, we do not believe that these valuations represent the current fair market value of your units.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q: HOW DID YOU DETERMINE THE NUMBER OF PREFERRED OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A: We divided the cash offer consideration by the $25 liquidation preference of the Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents the
     average closing price of the AIMCO Class A Common Stock on the NYSE for the
     20 trading days prior to          , 1998.

Q: HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER CONSIDERATION?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner (which is our affiliate). Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if so, whether you prefer to receive Preferred OP Units, Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   ARE THERE ANY RESTRICTIONS ON THE NUMBER OF UNITS I MAY TENDER?

A: No. However, if you tender less than all of your units, you must continue to hold at least three units (except for units held by IRAs and Keogh Plans) following our acceptance of tendered units.

Q: WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE PREFERRED OP UNITS, COMMON OP UNITS OR CASH?

A:   You have until                  , 1999 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1999 deadline, we will deliver to you the Preferred OP Units, Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A: You should feel free to contact the Information Agent listed on the back cover of this Prospectus Supplement.

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Through wholly owned subsidiaries, AIMCO acts as the sole general partner of, and owns approximately an 83% interest in, the AIMCO Operating Partnership. As of October 31, 1998, our portfolio of owned or managed properties included 386,430 apartment units in 2,240 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 31, 1998, we:

     - owned or controlled 62,955 units in 241 apartment properties;

     - held an equity interest in 168,746 units in 897 apartment properties; and

     - managed 154,729 units in 1,102 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

AFFILIATION WITH YOUR GENERAL PARTNER

     As a result of our October 1, 1998 merger with Insignia Financial Group, Inc., we acquired a majority ownership interest in the general partner (which is our affiliate) of your partnership and the company that manages the property owned by your partnership.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     - 20.20 of our Preferred OP Units;

     -        of our Common OP Units; or

     - $505.00 in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will accept all of the outstanding units tendered in response to our offer. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1999, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-25 of this Prospectus Supplement and on page 2 of the accompanying Prospectus. The following highlights some of the risks associated with our offer and the potential disadvantages of the offer to you and should be considered when you review "Summary -- Background and Reasons for the Offer -- Expected Benefits of the Offer":

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view. It is possible that if the offer is not successful, we may revise or terminate the offer or conduct a subsequent offer at a higher or lower price. Such a decision will depend, among other things, on the performance of the partnership, prevailing interest rates, and our interest in acquiring additional limited partnership interests.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's properties may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's properties, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds. As of October 31, 1997, your general partner (which is our affiliate) estimated the net asset value of your units to be $715.00 per unit and an affiliate of your general partner estimated the net liquidation value of your units to be $737.85 per unit. However, we do not believe that these valuations represent the current fair market value of your units.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration. Based on information recorded by your general partner (which is our affiliate), we believe that sales prices for your units have ranged from $175.00 per unit to $500.00 per unit from November 1, 1995 to July 31, 1998.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Internal Revenue Code of 1986, as amended. The particular tax consequences of the offer to you will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner (which is our affiliate) has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a few properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     CERTAIN RISKS RELATED TO OUR SECURITIES. Investors in our partnership must hold their units for one year, subject to certain exceptions. Thereafter holders may transfer such partnership units under certain conditions. Holders of the units in our partnership do not have the right to remove the general partner, and therefore, they cannot effect a change of control of the AIMCO Operating
Partnership. On and after             ,   20  , we may reduce, within certain
limits, the rate of distributions required to be paid on the Preferred OP Units, thus reducing the rate of return and possibly encouraging you to redeem such
units. On and after             , 20  , we may redeem each share of Series I
Preferred Stock for $25, plus any accrued but unpaid dividends, possibly forcing you to sell such shares to AIMCO or to sell in the open market at a possible lower price per share than would have occurred without the redemption.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership and, in fact, may be able to control any vote of the limited partners. Also, removal of your general partner (which is our affiliate) or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,240 properties with 386,430 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S NEGATIVE OUTLOOK FOR AIMCO RATINGS. Recently, Moody's Investors Service ("Moody's") revised its outlook for our ratings from stable to negative to reflect its concerns surrounding our ability to successfully implement our financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that our access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to a class of Preferred Stock proposed to be issued by us. Moody's indicated that its rating action reflects our increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted our high level of encumbered properties and material investments in loans to highly leveraged partnerships in which we own a general partnership interest. At the same time, Moody's, Standard & Poor's and Duff & Phelps confirmed their existing rating on our preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of September 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman of the Board and Chief Executive Officer, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

     POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP. If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership could cease filing periodic reports with the SEC, such as yearly reports, including annual audited financial statements, and quarterly reports containing unaudited quarterly financial statements, on Form 10-KSB and Form 10-QSB. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired a majority ownership interest in the general partner of your partnership and the company that manages the property owned by your partnership. Through our subsidiaries, we currently own, in the aggregate, approximately a 40.08% interest in your partnership.

     One of the consequences of the merger with Insignia is to allow us to make the exchange offer and, if successful, to increase our ownership in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On October 20, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner (which is our affiliate):

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Another option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner (which is our affiliate) expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for Preferred OP Units:

     - Enhanced Liquidity. While holders of the Preferred OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the NYSE.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. Your partnership paid distributions of $16.07 for the nine months ended July 31, 1998. We will pay fixed quarterly distributions of $0.50 per unit (equivalent to $2.00 on an annualized basis) on the Preferred OP Units before any distributions are paid to holders of Common OP Units. This is equivalent to a distribution of $40.40 per year on the number of Preferred OP Units you will receive in exchange for each of your partnership units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Preferred OP Units rank equal to seven other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Common OP
Units:

     - Enhanced Liquidity. While the holders of the Common Units OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the NYSE.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. Your partnership paid distributions of $16.07 for the nine months ended July 31, 1998. We pay quarterly distributions on the Common OP Units. For the quarter ended September 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). This is equivalent to a distribution of $ per year on the number of Common OP Units you will receive in exchange for each of your partnership units.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire all of the outstanding 49,995 units of your partnership, which we do not directly or indirectly own, for consideration
per unit of 20.20 Preferred OP Units,        Common OP Units, or $505.00 in
cash. If you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Preferred OP Units, Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered pursuant to
the offer will be deemed to take effect as of             , 1999.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1999, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer, and unless already accepted for payment as provided for herein, you may withdraw your tender of
units, pursuant to the offer on and after      , 1999.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Common OP Units or Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900. Its fax number is (201) 460-2881.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner (which is our affiliate) and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence or control voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner (which is our affiliate), aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the accompanying Prospectus and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners) will be approximately $50,000.

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

     No Dissenters' Rights. You are not entitled to dissenters' (appraisal) rights in connection with the offer.

     Other Offers. The AIMCO Operating Partnership is also making similar
exchange offers to approximately      other limited partnerships in which it
owns a majority interest and controls the general partner, substantially all of which were acquired in the merger on October 1, 1998 with Insignia Financial Group, Inc. Each of such exchange offers are being made by a separate prospectus supplement similar to this Prospectus Supplement. The effects of the exchange offers may be different for limited partners in each partnership. In general, we do not believe any of the risk factors (except for certain tax-related risk factors) described herein for the offer will differ substantially from the other offers.

     Previously, affiliates of Insignia Financial Group, Inc. made cash tender offers to limited partners of certain of the partnerships which are subject to the exchange offers and which are public partnerships. For such cash tender offers outstanding on the date Insignia Financial Group, Inc. merged into AIMCO, we extended such cash offers to inform the limited partners of our acquisition
of control and all such cash tender offers expired on December   , 1998. For
information regarding the prior cash tender offers made to you and the other limited partners of your partnership, see "Background and Reasons for the Offer -- Previous Tender Offers."

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Preferred OP Units or Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the value of each property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to the property's annual net operating income. We determined appropriate capitalization rates using our best judgment, but our valuation is just an estimate. In estimating the capitalization rate, we considered the property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the real estate markets, and the decline in the availability of commercial mortgage financing and the recent bankruptcy of a major provider of subordinated mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Estimated total gross valuation of your partnership's
  properties(1).............................................  $51,991,000
Plus: Cash and cash equivalents.............................    1,220,727
Plus: Other partnership assets, net of security deposits....    2,537,082
Less: Mortgage debt, including accrued interest.............   24,009,642
Less: Notes payable, including accrued interest.............      163,762
Less: Other liabilities.....................................      933,910
Partnership valuation before taxes and certain costs........   30,641,495
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................    4,433,556
Less: Closing costs.........................................      942,737
Estimated net valuation of your partnership.................   25,265,202
Percentage of estimated net valuation allocated to units....          100%
Estimated net valuation of units............................   25,265,202
          Total number of units.............................       49,995
Estimated valuation per unit................................       505.00
                                                              -----------
Cash consideration per unit.................................       505.00
                                                              -----------

---------------

(1) See "Valuation of Units" for a determination of the estimated gross valuation for each property.

     In order to determine the number of Preferred OP Units we are offering for each of your units, we divided the cash offer consideration by the $25 liquidation preference of each Preferred OP Unit to get 20.20 per unit.

     In order to determine the number of Common OP Units we are offering for
each of your units, we divided the cash offer consideration by $     to get
     per unit. This price represents the average closing price of AIMCO's Class
A Common Stock on the NYSE for the 20 trading days prior to                ,
1998.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We have a majority ownership interest in your general partner (which is our affiliate). As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. Your general partner did not participate in the structuring of the offer. We and your general partner believe that the offer is fair to you and the other limited partners of your partnership. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner (which is our affiliate) has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner (which is our affiliate) has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash offer consideration....................................              $505.00
Alternatives:
  Prices on secondary market................................   $175.00 to $500.00
  Estimated liquidation proceeds............................              $505.00

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view. Stanger has rendered similar fairness opinions with regard to the other tender offers being made by the AIMCO Operating Partnership. Stanger rendered the opinions only as to the individual fairness of the offer consideration in each proposed exchange offer.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, your general partner (which is our affiliate) may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership has no such limitation.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units, Preferred OP Units and Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

     As of November 30, 1998, the AIMCO Operating Partnership has approximately 9,648,794 Common OP Units outstanding and no Preferred OP Units outstanding. If you elect to receive OP Units, you will receive a relatively insignificant number of OP Units in the AIMCO Operating Partnership. In the offer you could
elect to receive $505.00 in cash,        Common OP Units or 20.20 Preferred OP
Units. Both your units and the OP Units are subject to transfer restrictions and it is unlikely that a real trading market will ever develop for any of such securities. If and when you may seek to redeem OP Units for AIMCO Class A Common Stock or Class I Preferred Stock of AIMCO, no assurances can be given that such
shares of AIMCO will be trading at a price equal to or in excess of $          .

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own a majority of both the general partner of your partnership and the manager of your partnership's property. The general partner does not receive an annual management fee but may receive reimbursements for expenses incurred in its capacity as general partner. The general partner of your partnership received total fees and reimbursements of $158,000 for the nine months ended July 31, 1998. The property manager received management fees of $430,000 for the nine months ended July 31, 1998. We have no current intention of changing the fee structure for your general partner or for your property manager.

     Competition Among Properties. Your partnership's properties and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Shelter Properties IV was organized on August 21, 1981, under the laws of the State of South Carolina. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in various types of real properties which offer potential capital appreciation and cash distributions to its limited partners. Your partnership's investment portfolio currently consists of the following three residential apartment complexes: Baymeadows Apartments, a 904-unit complex in Jacksonville, Florida; Quail Run Apartments, a 332-unit complex in Columbia, South Carolina; and Countrywood Village Apartments, a 384-unit complex in Raleigh, North Carolina. The general partner of your partnership is Shelter Realty IV Corporation, which is a majority-owned subsidiary of AIMCO. A majority-owned subsidiary of AIMCO serves as a manager of the properties owned by your partnership. As of September 15, 1998, there were 49,995 units of limited partnership interest issued and outstanding, which were held of record by 3,676 limited partners. Your partnership's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8101. For additional information about your partnership, please refer to the annual and quarterly reports prepared by your partnership which accompany this Prospectus Supplement.

     Your partnership sold $40,000,000 of limited partnership units in 1982 for $1,000.00 per unit. Between November 1, 1992 and July 31, 1998 your partnership made a total of $53.80 of distributions per unit. At the time of the initial offering it was contemplated in the prospectus that the properties to be purchased by the partnership would be sold within three to eight years. We do not know why the partnership did not sell all of its properties within such holding period. Your partnership currently owns three apartment properties.

     Property Management. Since December 1990, your partnership's property has been managed by an affiliate of ours. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is an affiliate of your general partner and us.

     Investment Objectives and Policies; Sale or Financing of Investments. The principal investment objectives of your partnership are to preserve invested capital, to maximize the potential for appreciation in property values and to provide for partially tax sheltered cash distributions. Under your partnership agreement, your partnership is permitted to raise new capital and reinvest cash in new properties. Your partnership will terminate on December 31, 2022, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $15,300,000 will be required to purchase all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the nine months ended September 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995 and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, as amended, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                                   AIMCO PROPERTIES, L.P.
                                          -------------------------------------------------------------------------
                                                                                                         FOR THE
                                                                                                          PERIOD
                                                                                                         JULY 29,
                                            FOR THE NINE MONTHS            FOR THE YEAR ENDED              1994
                                            ENDED SEPTEMBER 30,               DECEMBER 31,               THROUGH
                                          -----------------------   --------------------------------   DECEMBER 31,
                                             1998         1997         1997        1996       1995         1994
                                          ----------   ----------   ----------   --------   --------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...............  $  265,700   $  127,083   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses...........    (101,600)     (50,737)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management expenses....      (7,746)      (4,344)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation..........................     (59,792)     (23,848)     (37,741)   (19,556)   (15,038)      (4,727)
                                          ----------   ----------   ----------   --------   --------    ---------
                                              96,562       48,154       72,477     39,814     27,483        9,126
                                          ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income......      13,968        9,173       13,937      8,367      8,132        3,217
  Management and other expenses.........      (8,101)      (5,029)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation.........        (196)        (441)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization........................          (3)        (236)        (453)      (218)      (168)        (150)
  Owner and seller bonuses..............          --           --           --         --         --           --
  Amortization of management company
    goodwill............................          --           --         (948)      (500)      (428)          --
                                          ----------   ----------   ----------   --------   --------    ---------
                                               5,668        3,467        2,038      1,707      2,002        1,020
  Minority interests in service company
    business............................          --           48          (10)        10        (29)         (14)
                                          ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business............       5,668        3,515        2,028      1,717      1,973        1,006
                                          ----------   ----------   ----------   --------   --------    ---------
  General and administrative expenses...      (7,444)      (1,408)      (5,396)    (1,512)    (1,804)        (977)
  Interest income.......................      18,244        4,458        8,676        523        658          123
  Interest expense......................     (56,756)     (33,359)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships........................      (1,052)        (777)       1,008       (111)        --           --
  Equity in losses of unconsolidated
    partnerships(c).....................      (5,078)        (463)      (1,798)        --         --           --
  Equity in earnings of unconsolidated
    subsidiaries(d).....................       8,413          456        4,636         --         --           --
  Amortization of goodwill..............      (5,071)        (711)          --         --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Income from operations................      53,486       19,865       30,246     15,629     14,988        7,702
  Gain on disposition of properties.....       2,783         (169)       2,720         44         --           --
  Provision for income taxes............          --           --           --         --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before extraordinary
    item................................      56,269       19,696       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt..............          --         (269)        (269)        --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Net income (loss).....................  $   56,269   $   19,427   $   32,697   $ 15,673   $ 14,988    $   7,702
                                          ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period).............................         241          109          147         94         56           48
  Total owned apartment units (end of
    period).............................      62,955       28,773       40,039     23,764     14,453       12,513
  Units under management (end of
    period).............................     154,729       71,038       69,587     19,045     19,594       20,758
  Basic earnings per Common OP Unit.....  $     0.80   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP Unit...  $     0.79   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit................................  $   1.6875   $   1.3875   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities..........................      50,825       53,435       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities............................    (185,453)    (314,814)    (717,663)   (88,144)   (60,821)    (186,481)
Cash flows provided by (used in)
  financing activities..................     141,221      293,984      668,549     60,129     30,145      176,800

                                           AIMCO PROPERTIES, L.P.'S
                                               PREDECESSORS(a)
                                          --------------------------
                                            FOR THE
                                            PERIOD
                                          JANUARY 10,
                                             1994       FOR THE YEAR
                                            THROUGH        ENDED
                                           JULY 28,     DECEMBER 31,
                                            1994(b)         1993
                                          -----------   ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...............    $ 5,805       $  8,056
  Property operating expenses...........     (2,263)        (3,200)
  Owned property management expenses....         --             --
  Depreciation..........................     (1,151)        (1,702)
                                            -------       --------
                                              2,391          3,154
                                            -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other income......      6,533          8,069
  Management and other expenses.........     (5,823)        (6,414)
  Corporate overhead allocation.........         --             --
  Other assets, depreciation and
    amortization........................       (146)          (204)
  Owner and seller bonuses..............       (204)          (468)
  Amortization of management company
    goodwill............................         --             --
                                            -------       --------
                                                360            983
  Minority interests in service company
    business............................         --             --
                                            -------       --------
  Company's shares of income from
    service company business............        360            983
                                            -------       --------
  General and administrative expenses...         --             --
  Interest income.......................         --             --
  Interest expense......................     (4,214)        (3,510)
  Minority interest in other
    partnerships........................         --             --
  Equity in losses of unconsolidated
    partnerships(c).....................         --             --
  Equity in earnings of unconsolidated
    subsidiaries(d).....................         --             --
  Amortization of goodwill..............         --             --
                                            -------       --------
  Income from operations................     (1,463)           627
  Gain on disposition of properties.....         --             --
  Provision for income taxes............        (36)          (336)
                                            -------       --------
  Income (loss) before extraordinary
    item................................     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt..............         --             --
                                            -------       --------
  Net income (loss).....................    $(1,499)      $    291
                                            =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period).............................          4              4
  Total owned apartment units (end of
    period).............................      1,711          1,711
  Units under management (end of
    period).............................     29,343         28,422
  Basic earnings per Common OP Unit.....        N/A            N/A
  Diluted earnings per Common OP Unit...        N/A            N/A
  Distributions paid per Common OP
    Unit................................        N/A            N/A
  Cash flows provided by operating
    activities..........................      2,678          2,203
Cash flows used in investing
  activities............................       (924)       (16,352)
Cash flows provided by (used in)
  financing activities..................     (1,032)        14,114


                                                                   AIMCO PROPERTIES, L.P.
                                          -------------------------------------------------------------------------
                                                                                                         FOR THE
                                                                                                          PERIOD
                                                                                                         JULY 29,
                                            FOR THE NINE MONTHS            FOR THE YEAR ENDED              1994
                                            ENDED SEPTEMBER 30,               DECEMBER 31,               THROUGH
                                          -----------------------   --------------------------------   DECEMBER 31,
                                             1998         1997         1997        1996       1995         1994
                                          ----------   ----------   ----------   --------   --------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Funds from operations(e)................  $  132,881   $   49,692   $   81,155   $ 35,185   $ 25,285    $   9,391
Weighted average number of Common OP
  Units outstanding.....................      53,007       24,347       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation..........................  $2,685,487   $1,250,239   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation..........................   2,355,122    1,107,545    1,503,922    745,145    448,425      392,368
Total assets............................   3,121,949    1,608,195    2,100,510    827,673    480,361      416,361
Total mortgages and notes payable.......   1,275,401      661,715      808,530    522,146    268,692      141,315
Redeemable Partnership Units............     232,405      178,321      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994 Cumulative
  Senior Preferred Units................          --           --           --         --         --      107,228
Partners' Capital.......................   1,427,087      560,737      960,176    178,462    160,947      137,354

                                           AIMCO PROPERTIES, L.P.'S
                                               PREDECESSORS(a)
                                          --------------------------
                                            FOR THE
                                            PERIOD
                                          JANUARY 10,
                                             1994       FOR THE YEAR
                                            THROUGH        ENDED
                                           JULY 28,     DECEMBER 31,
                                            1994(b)         1993
                                          -----------   ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Funds from operations(e)................        N/A            N/A
Weighted average number of Common OP
  Units outstanding.....................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation..........................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation..........................     33,270         33,701
Total assets............................     39,042         38,914
Total mortgages and notes payable.......     40,873         41,893
Redeemable Partnership Units............         --             --
Mandatorily redeemable 1994 Cumulative
  Senior Preferred Units................         --             --
Partners' Capital.......................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                                                                    FOR THE
                                                                 FOR THE NINE                                       PERIOD
                                                                 MONTHS ENDED          FOR THE YEAR ENDED         JANUARY 10,
                                                                SEPTEMBER 30,             DECEMBER 31,               1994
                                                              ------------------   ---------------------------      THROUGH
                                                                1998      1997      1997      1996      1995     JULY 28, 1994
                                                              --------   -------   -------   -------   -------   -------------
                                                                                       (IN THOUSANDS)
Net income..................................................  $ 56,269   $19,427   $32,697   $15,673   $14,988      $ 7,702
(Gain) loss on disposition of property......................    (2,783)      169    (2,720)      (44)       --           --
Extraordinary item..........................................        --       269       269        --        --           --
Real estate depreciation, net of minority interests.........    56,900    21,052    33,751    19,056    15,038        4,727
Amortization of goodwill....................................     7,077       711       948       500       428           76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................        --     2,689     3,584        --        --           --
  Amortization of management contracts......................     4,201       430     1,587        --        --           --
  Deferred taxes............................................     6,134     2,164     4,894        --        --           --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    17,379     2,781     6,280        --        --           --
  Preferred stock dividends.................................   (12,296)       --      (135)       --    (5,169)      (3,114)
                                                              --------   -------   -------   -------   -------      -------
Funds from operations.......................................  $132,881   $49,692   $81,155   $35,185   $25,285      $ 9,391
                                                              ========   =======   =======   =======   =======      =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the nine months ended September 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and a number of exchange offers proposed to be made to limited partnerships formerly controlled or managed by Insignia, including your partnership.

                                                                 AIMCO PROPERTIES, L.P.
                                                              ----------------------------
                                                              FOR THE NINE
                                                                 MONTHS         FOR THE
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                     PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $ 344,421      $ 440,660
  Property operating expenses...............................     (135,347)      (188,571)
  Owned property management expenses........................       (8,875)       (11,760)
  Depreciation..............................................      (78,169)       (95,842)
                                                                ---------      ---------
                                                                  122,030        144,487
                                                                ---------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       28,912         41,676
  Management and other expenses.............................      (14,386)       (23,683)
  Corporate overhead allocation.............................         (196)          (588)
  Depreciation and amortization.............................      (18,584)       (32,177)
                                                                ---------      ---------
                                                                   (4,254)       (14,772)
  Minority interests in service company business............           --            (10)
                                                                ---------      ---------
  Partnership's shares of income from service company
     business...............................................       (4,254)       (14,782)
                                                                ---------      ---------
  General and administrative expenses.......................       (9,207)       (21,228)
  Interest income...........................................      (97,374)      (104,858)
  Interest expense..........................................       40,887         21,734
  Minority interest.........................................       (8,052)        (9,481)
  Equity in losses of unconsolidated partnerships...........      (14,461)       (31,479)
  Equity in earnings of unconsolidated subsidiaries.........        1,538          6,245
  Amortization of Goodwill..................................       (5,071)            --
                                                                ---------      ---------
          Net income........................................    $  26,036      $  (9,362)
                                                                =========      =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $   (0.06)     $   (0.76)
Diluted earnings (loss) per Common OP Unit..................    $   (0.06)     $   (0.76)
Distributions paid per Common OP Unit.......................    $    1.69      $    1.85
Book value per Common OP Unit...............................    $   24.52      $   26.96
CASH FLOW DATA:
Cash provided by operating activities.......................    $  83,789      $ 141,666
Cash used in investing activities...........................      (81,259)      (959,686)
Cash provided by (used in) financing activities.............       (2,799)       775,969
OTHER DATA:
Funds from operations(a)....................................    $ 184,393      $ 190,185
Weighted average number of Common OP Units outstanding......       73,942         73,090

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE NINE
                                                                   MONTHS ENDED
                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation................        $2,595,471
Total assets................................................         4,504,676
Total mortgages and notes payable...........................         1,710,293
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           282,473
Partners' capital...........................................         1,979,869

---------------

(a) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE NINE
                                                                MONTHS ENDED      FOR THE YEAR ENDED
                                                             SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                             ------------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss).................................        $ 27,037             $ (9,362)
        HUD release fee and legal reserve.................              --               10,202
        Real estate depreciation, net of minority
          interests.......................................          73,621               89,177
        Amortization of management contracts..............           8,660               11,546
        Amortization of management company goodwill.......          15,479               18,528
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation........................              --                1,715
          Amortization of management company goodwill.....             959                1,918
          Amortization of management contracts............          21,704               28,775
          Deferred taxes..................................             268                 (231)
        Equity in earnings of other partnerships:
          Real estate depreciation........................          66,368               77,474
        Interest on convertible debentures................          (7,537)             (10,003)
        Preferred unit distributions......................         (22,166)             (29,554)
                                                                  --------             --------
        Funds from operations.............................        $184,493             $190,185
                                                                  ========             ========

             SUMMARY FINANCIAL INFORMATION OF SHELTER PROPERTIES IV

     The summary financial information of Shelter Properties IV for the nine months ended July 31, 1998 and 1997 is derived from unaudited financial statements. The summary financial information for Shelter Properties IV as of and for the years ended October 31, 1997, 1996, 1995, 1994 and 1993 is derived from audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein.
                             SHELTER PROPERTIES IV

                                                FOR THE NINE
                                                MONTHS ENDED
                                                  JULY 31,                    FOR THE YEAR ENDED OCTOBER 31,
                                             -------------------    ---------------------------------------------------
                                              1998        1997       1997       1996       1995       1994       1993
                                             -------     -------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
  Total Revenues...........................  $ 8,654     $ 8,341    $11,270    $10,910    $10,439    $ 9,913    $10,300
  Net Income/(Loss)........................    1,194         260        507        246       (574)        62        442
  Net Income per limited partnership
    unit...................................    23.64        5.14      10.04       4.86     (11.36)      1.22      19.94
  Distributions per limited partnership
    unit...................................    16.07       10.00      15.84      19.80         --         --       2.09
  Distributions per limited partnership
    unit (which represent a return of
    capital)...............................       --          --         --         --         --         --       2.09

                                                  JULY 31,                              OCTOBER 31,
                                             ------------------     ---------------------------------------------------
                                              1998       1997        1997       1996       1995       1994       1993
                                             -------    -------     -------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET DATA:
  Cash and Cash Equivalents................  $ 2,620    $ 1,901     $ 1,847    $ 2,291    $   886    $ 1,248    $   611
  Real Estate, Net of Accumulated
    Depreciation...........................   26,954     27,930      27,727     28,673     29,518     30,531     31,724
  Total Assets.............................   32,884     33,130      33,085     34,350     35,522     38,163     37,130
  Notes Payable............................   23,642     24,202      24,067     24,590     25,069     25,508     25,911
Total Liabilities..........................   24,723     25,303      25,306     26,278     26,698     26,762     27,793
General Partners Capital (Deficit).........       (3)        (6)         (7)        (4)         4         10          9
Limited Partners Capital (Deficit).........    8,164      7,833       7,786      8,076      8,820      9,391      9,328
                                             -------    -------     -------    -------    -------    -------    -------
Partners' Capital (Deficit)................  $ 8,161    $ 7,827     $ 7,779    $ 8,072    $ 8,824    $ 9,401    $ 9,337
Total Distributions........................  $   812    $   505     $   800    $ 1,000    $    --    $    --    $   106
Book value per limited partnership unit....  $163.30    $156.68     $155.74    $161.54    $176.42    $187.84    $186.58
Net increase (decrease) in cash and cash
  equivalents..............................  $   773    $  (390)    $  (444)   $  (468)   $   510    $   637    $     1
Net cash provided by operating
  activities...............................  $ 2,882    $ 1,426     $ 2,165    $ 2,271    $ 1,718    $ 1,640    $ 1,612
Ratio of earnings to fixed charges.........     1.73/1     1.16/1      1.23/1     1.11/1      .75/1     1.03/1     1.58/1

                           COMPARATIVE PER UNIT DATA

     Set forth below are cash distributions for OP Units and historical cash distributions per unit of your partnership.

                                                                     AIMCO OPERATING
                                                                       PARTNERSHIP              SHELTER PROPERTIES IV
                                                               ----------------------------   -------------------------
                                                                NINE MONTHS                   NINE MONTHS
                                                                   ENDED        YEAR ENDED       ENDED      YEAR ENDED
                                                               SEPTEMBER 30,   DECEMBER 31,    JULY 31,     OCTOBER 31,
                                                                   1998            1997          1998          1997
                                                               -------------   ------------   -----------   -----------
Equivalent cash distributions on the number of Common OP
  Units tendered in the offer for each unit of your
  partnership............................................          $              $             $16.07        $15.84
Equivalent cash distributions on the number of Preferred
  OP Units tendered in the offer for each unit of your
  partnership............................................          $30.30         $40.40        $16.07        $15.84

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 31, 1998, AIMCO, through its wholly owned subsidiaries, AIMCO-GP, Inc., the sole general partner of the AIMCO Operating Partnership (the "AIMCO GP"), and AIMCO-LP, Inc., a limited partner in the AIMCO Operating Partnership (the "Special Limited Partner"), held approximately an 83% interest in the AIMCO Operating Partnership. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 31, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 386,430 apartment units in 2,240 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 31, 1998, AIMCO:

     - owned or controlled 62,955 units in 241 apartment properties;

     - held an equity interest in 168,746 units in 897 apartment properties; and

     - managed 154,729 units in 1,102 apartment properties for third party owners and affiliates.

     AIMCO's Class A Common Stock is listed and traded on the NYSE under the symbol "AIV." On December 4, 1998, the last reported sale price of AIMCO Class A Common Stock on the NYSE was $35 3/8. The following table shows the high and low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through December 4,
     1998)...............................  $37 1/8  $30       $     --     $    --
  Third Quarter..........................   41       30 15/16   0.5625      0.5625
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

     The principal executive offices of AIMCO, the AIMCO GP, the Special Limited Partner and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

     The following sets forth certain risks and possible disadvantages of the offer and should be read and considered when reviewing the potential benefits of the offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in us beginning on page 2 of our accompanying Prospectus.

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. Based on information recorded by the general partner of your partnership, we believe that sales prices for your units have ranged from $175.00 per unit to $500.00 per unit from November 1, 1995 to July 31, 1998. As of October 31, 1997, your general partner estimated the net asset value of your units to be $715.00 per unit. However, we do not believe that these valuations represent the current fair market value of your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view. It is possible that if the offer is not successful, we may revise or terminate the offer or conduct a subsequent offer at a higher or lower price. Such a decision will depend, among other things, on the performance of the partnership, prevailing interest rates, and our interest in acquiring additional limited partnership interests.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's properties may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's properties, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. As of October 31, 1997, an affiliate of your general partner (which is our affiliate) estimated the net liquidation value of your units to be $737.85 per unit. However, we do not believe that this valuation represents the current fair market value of your units. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's properties by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits. In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Internal Revenue Code of 1986, as amended. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership and whether you are no longer subject to the "passive loss" rules with respect to your partnership. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a few properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Under the AIMCO Operating Partnership Agreement, the general partner has the ability, without the concurrence of the limited partners, to acquire and dispose of properties and to borrow funds. Further, while it is the intent to distribute net income from operations, sales and refinancing of your partnership, the general partner may not make such distributions. The AIMCO Operating Partnership generally makes the same distribution on the Common OP Units as AIMCO pays dividends on its Class A Common Stock. Further, AIMCO must distribute a significant percentage of its consolidated revenues each year in order to retain its status as a REIT. Your partnership is permitted not to make distributions under certain circumstances such as reinvesting in your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

     CERTAIN RISKS RELATED TO OUR SECURITIES. Investors in our partnership must hold their units for one year, subject to certain exceptions. Thereafter holders may transfer such partnership units under certain conditions, including the general partner's right of first refusal. Holders of the units in our partnership do not have the right to remove the general partner, and therefore, they cannot effect a change of control of the AIMCO Operating Partnership. On
and after             , 20  , we may reduce, within certain limits, the rate of
distributions required to be paid on the Preferred OP Units, thus reducing the rate of return and possibly encouraging you to redeem such units. On and after
            , 20 , we may redeem each share of Series I Preferred Stock for $25, plus any accrued but unpaid dividends, possibly forcing you to sell such shares to AIMCO or to sell in the open market at a possible lower price per share than would have occurred without the redemption.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     POSSIBLE REDUCTION OF AVAILABLE INFORMATION ABOUT YOUR PARTNERSHIP. If there are less than 300 unitholders in your partnership upon consummation of the offer, your partnership could cease filing periodic reports with the SEC, such as yearly reports, including annual audited financial statements, and quarterly reports containing unaudited quarterly financial statements, on Form 10-KSB and Form 10-QSB. Such reports are publicly available and can be obtained on the SEC's web site. The lack of such filings could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect to the Preferred OP Units are $2.00 and current annualized distributions with respect to the Common OP Units are $2.25. This is equivalent to distributions of $40.40 per year on the number of Preferred OP Units, or distributions of
$       per year on the number of Common OP Units, that you would receive in exchange for each of your partnership's units. Distributions with respect to your units for the nine months ended July 31, 1998 were $16.07 per unit. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own a majority of the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner (which is our affiliate) has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain. In determining the amount of units to tender for, we took into account the number of units transferred in the past twelve months so as to allow for other transfers without crossing the 50% threshold. It is possible that beginning twelve months after the closing of this offer, or possibly earlier, we may make another offer for your units and such offer may or may not be at a higher price.

GENERAL

     MOODY'S NEGATIVE OUTLOOK FOR AIMCO RATINGS. Recently, Moody's revised its outlook for our ratings from stable to negative to reflect its concerns surrounding our ability to successfully implement our financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that our access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to a class of preferred stock proposed to be issued by us. Moody's indicated that its rating action reflects our increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted our high level of encumbered properties and material investments in loans to highly leveraged partnerships in which we own a general partnership interest. At the same time, Moody's, Standard & Poor's and Duff & Phelps confirmed their existing ratings on our existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). The general partner of your partnership is a wholly owned subsidiary of IPT. Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the properties owned by your partnership. Through subsidiaries, AIMCO currently owns, in the aggregate, approximately a 40.08% interest in your partnership.

     IPT and AIMCO have entered into an agreement and plan of merger, dated as of October 1, 1998 (the "IPT Merger Agreement"), pursuant to which IPT is to be merged into AIMCO or a subsidiary of AIMCO (the "IPT Merger"). The IPT Merger Agreement provides that, upon consummation of the IPT Merger, IPT shareholders will receive $13.25 per share in cash or $13.28 per share in shares of AIMCO's Class A Common Stock, at AIMCO's option. The transactions contemplated by the IPT Merger Agreement are subject to certain conditions. The IPT Merger requires the approval of the holders of a majority of the outstanding IPT Shares. AIMCO has agreed to vote all of the IPT Shares owned by it in favor of the IPT Merger and the related merger agreement and granted an irrevocable proxy to certain affiliates of IPT to vote such shares. Accordingly, IPT shareholder approval is assured.

     One of the consequences of our acquiring Insignia is that it allowed us to make the exchange offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). If we are successful, we will increase our ownership in the Insignia Partnerships. Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital
base and increased diversification. As of December   , 1998, the AIMCO Operating
Partnership has made offers to           of the Insignia Partnerships, including
your partnership.

  Previous Tender Offers

     Prior to the Insignia Merger, a number of tender offers had been made to acquire units of your partnership. On July 21, 1998, Cooper River Properties, L.L.C., then an affiliate of Insignia and now our affiliate, commenced a tender offer pursuant to which it acquired 3,685 units (representing approximately 7.4% of the number outstanding) at a cash purchase price of $500 per unit.

     We are aware that tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in these tender offers.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated October 20, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner (which is our affiliate).

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and would generally result in significant amounts of taxable income to you and your partners. In the opinion of your general partner (which is our affiliate), the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Another option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

  Alternative Structures Considered.

     We chose to make this offer as a tender/exchange offer because other forms of reorganization such as a merger would have meant that holders of a majority of the units in your partnership would bind all limited partners. With a tender/exchange offer, each limited partner makes his own decision which does not bind the other partners. Further, we have not offered to purchase all of the units in your partnership which would occur in other types of reorganizations or combinations.

  Sale of Assets

     Your partnership could sell the properties it owns and not liquidate. The general partner of your partnership considers sale of your partnership's properties from time to time. However, any such sale would likely be a taxable transaction.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. While holders of the Preferred OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the NYSE.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly distributions of $0.50 per unit on the Preferred OP Units before any distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Preferred OP Units rank equal to seven other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. While the holders of the Common OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the NYSE.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended September 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire all of the outstanding 49,995 units of your partnership, which we do not directly or indirectly own, for consideration per
unit of (i) 20.20 Preferred OP Units, (ii)        Common OP Units, or (iii)
$505.00 in cash. If you tender units pursuant to our offer, you may choose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership to you on or
after             , 1998 and prior to the date on which we acquire your units pursuant to our offer.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1999,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "-- Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1999.

     This offer is being mailed to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record
by IRAs and qualified plans, beneficial owners of units, as of             ,
1999.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced
by any interim distributions made by your partnership between             ,
1999, and the expiration of the offer.

See "-- Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to IPT or Insignia Properties, L.P. ("IPLP"). IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. However, if you tender less than all of your units, you must continue to hold at least three units (except for units held by IRAs and Keogh Plans) following our acceptance of tendered units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies (in the manner set forth in the Letter of Transmittal), each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Power of Attorney

     By executing a Letter of Transmittal, you also irrevocably constitute and appoint the AIMCO Operating Partnership and its managers and designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by the AIMCO Operating Partnership. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. You agree not to exercise any rights pertaining to the tendered units without the prior consent of the AIMCO Operating Partnership. Upon such acceptance for payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the AIMCO Operating Partnership and its managers and designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (which is our affiliate) (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which the AIMCO Operating Partnership acquires such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which the AIMCO Operating Partnership is entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which the AIMCO Operating Partnership is entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Transfer Taxes

     The amount of any transfer taxes (whether imposed on the registered holder of units or any person other than the person signing the Letter of Transmittal) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the such taxes or exemption therefrom is submitted.

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement, and unless units have been accepted for payment as described in "-- Acceptance For Payment and Payment For Units," tenders of units pursuant to this offer may be
made on or after          , 1999.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 7:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns a majority of the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns a majority of the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business such as a merger, reorganization or liquidation. We have no present intention to cause your partnership to sell any of its properties or to prepay current mortgages within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence or control voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, as described under "Comparison of Your Partnership and the AIMCO Operating Partnership -- Review of Investor Lists," you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after             , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from                  , 1998 (iii) any extraordinary or material
     adverse change in the financial, real
     estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the
     30-year Treasury Bond, in each case from                , 1998 (iv) any
     material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as your general partner (which is our affiliate) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership or may control such voting decisions. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns a majority of the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act

     If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the units and, therefore, the AIMCO Operating Partnership does not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     The units are registered under Section 12(g) of the Securities Exchange Act of 1934, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. It is possible that upon consummation of the offer, the units in your partnership could cease to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and, your partnership could cease to be required to file periodic reports under the Exchange Act. If the units were held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. The lack of filing periodic reports could affect the already limited secondary market which currently exists for units in your partnership and may result in others not tendering for such units. In such a case, you would regularly have access only to the limited information your partnership's agreement of limited partnership requires your general partner (which is our affiliate) to provide each year, which information consists primarily of tax information. The AIMCO Operating Partnership will provide to the holders of its OP Units annual financial statements audited by independent public accountants.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same. See "Your Partnership -- History of the Partnership."

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by your general partner (which is our affiliate), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein, other than the filing with the SEC of a Tender Offer Statement on Schedule 14D-1, a Going Private Transaction Statement on Schedule 13E-3 and any amendments required thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

  Certain Litigation

     On March 24, 1998, certain persons claiming to own limited partner interests in certain of the limited partnerships for which subsidiaries of IPT act as general partner (including your partnership) filed a purported class and derivative action in California Superior Court in the County of San Mateo against AIMCO, Insignia, the general partners of the partnerships, certain persons and entities who purportedly formerly controlled the general partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The complaint contains allegations that, among other things, (i) the defendants breached fiduciary duties owed to the plaintiffs, or aided and abetted in those purported breaches, by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the general partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached fiduciary duties, or aided and abetted in those purported breaches, by mismanaging the partnerships and misappropriating assets of the partnerships by
(a) manipulating the operations of the partnerships to depress the trading price of limited partnership units of the Partnerships; (b) coercing and fraudulently inducing unitholders to sell units to certain of the defendants at depressed prices; and (c) using the voting control obtained by purchasing units at depressed prices to entrench certain of the defendants' positions of control over the partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by (a) selling assets of the partnerships such as mailing lists of unitholders and (b) causing the general partners to enter into exclusive arrangements with their affiliates to sell goods and services to the general partners, the unitholders and tenants of properties owned by the partnerships. The complaint also alleges that the foregoing allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the general partners and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, the defendants filed motions seeking dismissal of the action. In lieu of responding to the motion, plaintiffs have filed an amended complaint. On October 14, 1998, the AIMCO and Insignia defendants filed demurrers to the amended complaint. The demurrers are scheduled to be heard on January 8, 1999.

     On July 30, 1998, certain entities claiming to own limited partnership interests in a number of the limited partnerships for which subsidiaries of IPT act as general partner (including your partnership) filed a complaint in the Superior Court of the State of California, County of Los Angeles against Insignia, the partnerships, the general partners (including your general partner) and additional entities affiliated with several of the defendants. Plaintiffs allege that they have requested from, but have been denied by each of the partnerships, lists of their respective limited partners for the purpose of making tender offers to purchase up to 4.9% of the units of limited partnership interest in each of the partnerships. The complaint also alleges that certain of the defendants made tender offers to purchase units of limited partnership interest in many of the partnerships, with the alleged result that plaintiffs have been deprived of the benefits they would have realized from ownership of the additional units. The plaintiffs assert eleven causes of action, including breach of contract, unfair business practices, and violations of the partnership statutes of the states in which the partnerships are organized. Plaintiffs seeks compensatory, punitive and treble damages. Plaintiffs estimate compensatory damages to exceed $15 million. An answer to the complaint was filed by the defendants on September 15, 1998.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the purchase price of the units) will be approximately $50,000.

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement. Further, no opinion of tax counsel has been obtained with regard to the offer. However, an opinion of counsel has been obtained with regard to AIMCO's status as a REIT and that the OP Units will be validly issued, fully paid and non-assessable. You may obtain a copy of such opinion by sending a written request to the AIMCO Operating Partnership.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO

Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. You will not receive any future distributions on units that you tender on or after the date on which such units are accepted for purchase, and accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING OFFEREES

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such Termination, the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and offerees who do not tender all of their units (a "Remaining Offeree") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Offeree will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Offerees in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Offeree's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Offerees following consummation of the Offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Offerees following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the offeree who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all offerees. In the case of a Remaining Offeree reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such Offeree's taxable income for the year of Termination.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the value of each property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to the property's annual net operating income. We determined appropriate capitalization rates, but our valuation is just an estimate. In estimating the capitalization rates, we considered the property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the real estate markets, and the decline in the availability of commercial mortgage financing and the recent bankruptcy of a major provider of subordinated mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we estimated the value of the property owned by your partnership using the direct capitalization method. We selected capitalization rates based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated each property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We divided each property's fiscal 1997 net operating income by its capitalization rate to derive an estimated gross property value as described in the following table:

                                                                                   ESTIMATED
                                             FISCAL 1997 NET    CAPITALIZATION   GROSS PROPERTY
                 PROPERTY                    OPERATING INCOME        RATE            VALUE
                 --------                    ----------------   --------------   --------------
Baymeadows Apartments                           $2,566,000           9.75%        $26,322,000
Quail Run Apartments                             1,126,000           9.75          11,552,000
Countrywood Village Apartments                   1,412,000          10.00          14,117,000
                                                                                  -----------
Estimated Total Gross Property Value                                              $51,991,000

     - Second, we calculated the value of the equity of your partnership by adding to the aggregate gross property value of all properties owned by your partnership, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net equity value for your partnership of $25,265,202.

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Estimated total gross valuation of your partnership's
  properties................................................  $51,991,000
Plus: Cash and cash equivalents.............................    1,220,727
Plus: Other partnership assets, net of security deposits....    2,537,082
Less: Mortgage debt, including accrued interest.............   24,009,642
Less: Notes payable, including accrued interest.............      163,762
Less: Other liabilities.....................................      933,910
Partnership valuation before taxes and certain costs........   30,641,495
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................    4,433,556
Less: Closing costs.........................................      942,737
Estimated net valuation of your partnership.................   25,265,202
Percentage of estimated net valuation allocated to units....          100%
Estimated net valuation of units............................   25,265,202
          Total number of units.............................       49,995
Estimated valuation per unit................................       505.00
                                                              -----------
Cash consideration per unit.................................       505.00
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $25 per Preferred OP Unit to get 20.20 per unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $  ., to get      per unit.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The AIMCO Operating Partnership has a majority ownership interest in the general partner of your partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units since it did not participate in the structuring of the offer and has substantial conflicts of interest with regard to the offer. However, for all of the reasons discussed herein, we and your general partner believe that the offer is fair to you and the other holders of units in your partnership. We also reasonably believe that the similar offers to the limited partners of the other partnerships are fair to such limited partners. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner (which is our affiliate) and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's properties has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that are substantially the financial equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, an independent third party, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer generally provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes by electing to accept Preferred OP Units or Common OP Units.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $505.00, based on a total estimated value of your partnership's properties of $51,991,000. Your general partner (which is our affiliate) has no present intention to liquidate your partnership or to sell or refinance your partnership's properties. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred OP Units are $2.00 and current annualized distributions with respect to the Common OP Units are $2.25. This is equivalent to distributions of $40.40 per year on the number of Preferred OP Units, or distributions of $ per year on the number of Common OP Units, that you would receive in exchange for each of your partnership's units. Distributions with respect to your units for the nine months ended September 30, 1998 were $16.07. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

        13. The offer consideration in light of any previous tender offers and the results of such offers. See "Background and Reasons for the Offer -- Background of the Offer -- Previous Tender Offers" and "Your Partnership -- Beneficial Ownership of Interests in Your Partnership."

     In evaluating these factors, your general partner (which is our affiliate) and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

     Your general partner (which is our affiliate) has not retained an unaffiliated representative to act on behalf of the limited partners in negotiating the terms of the offer since each individual limited partner can make his own decision as to whether or not to tender and what consideration to take. Unlike a merger or other form of partnership reorganization, a majority or more of the holders of limited partnership interests in your partnership cannot bind you. If an unaffiliated representative had been obtained, it is possible that such representative could have negotiated a higher price for your units than was unilaterally offered by the AIMCO Operating Partnership. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of the offer consideration from a financial point of view.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     Your general partner (which is our affiliate) makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties and, although there are other ways to value real estate, is a reasonably fair method to determine the consideration offered. A liquidation in the future might generate a higher or lower price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     Your general partner (which is our affiliate) makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, your general partner (which is our affiliate) has attempted to compare the cash offer consideration against: (a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by your general partner (which is our affiliate). These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to your general partner (which is our affiliate) at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash offer price............................................    $505.00
Alternatives:
  Prices on secondary market................................    $175.00 to $500.00
  Estimated liquidation proceeds............................    $505.00

  Prices on Secondary Market

     Secondary market sales activity for the units, including privately negotiated sales, has been limited and sporadic. According to information obtained from your general partner (which is our affiliate) from November 1, 1995 to July 31, 1998 an aggregate of 1,419 units (representing approximately 2.8% of the total outstanding units) was transferred (excluding units transferred by Insignia to IPLP in February 1998 and in tender offers) in sale transactions. Set forth in the table below are the high and low sales prices of units for the quarterly periods from November 1, 1995 to July 31, 1998, as reported by your general partner and by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the AIMCO Operating Partnership does not know whether the information compiled by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the general partner often does not include the requested price information or contains conflicting information as to the actual sales price. Accordingly, you should not rely upon this information as being completely accurate.

                             SHELTER PROPERTIES IV
                   REPORTED SALES PRICES OF PARTNERSHIP UNITS

                                                                                  AS REPORTED BY
                                                         AS REPORTED BY          THE PARTNERSHIP
                                                     THE GENERAL PARTNER(a)        SPECTRUM(b)
                                                     ----------------------   ----------------------
                                                     LOW SALES   HIGH SALES   LOW SALES   HIGH SALES
                                                       PRICE       PRICE        PRICE       PRICE
                                                     PER UNIT     PER UNIT    PER UNIT     PER UNIT
                                                     ---------   ----------   ---------   ----------
Fiscal Year Ended October 31, 1998:
  Third Quarter...................................    $488.33     $380.00             (c)         (c)
  Second Quarter..................................     490.00      351.00      $345.00     $421.00
  First Quarter...................................     500.00      320.00       330.00      351.00
Fiscal Year Ended October 31, 1997:
  Fourth Quarter..................................     380.06      315.20       330.00      348.00
  Third Quarter...................................     375.00      265.00       320.00      380.00
  Second Quarter..................................     360.00      285.20       320.00      375.00
  First Quarter...................................     297.00      250.00       285.00      350.00
Fiscal Year Ended October 31, 1996:
  Fourth Quarter..................................     363.00      217.00       275.00      300.00
  Third Quarter...................................     280.00      260.00           --          --
  Second Quarter..................................     250.00      250.00           --          --
  First Quarter...................................     363.00      175.00           --          --

---------------

(a) Although the general partner requests and records information on the prices at which units are sold, it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The general partner processes transfers of units only 12 times per year -- on the first day of each month. The prices in the table are based solely on information provided to the general partner by sellers and buyers of units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a limited partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of units or similar non-sale transactions).

(b) The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The AIMCO Operating Partnership does not know whether the information compiled by The Partnership Spectrum is accurate or complete.

(c)  Information not yet published.

     The AIMCO Operating Partnership believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for units, this information may be relevant to a limited partner's decision as to whether to tender his or her units pursuant to the offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of units) are the only means available to a limited partner to liquidate an investment in units (other than the offer) because the units are not listed or traded on any exchange or quoted on NASDAQ.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. Your general partner (which is our affiliate) estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

     In estimating the net liquidation proceeds, your general partner (which is our affiliate) considered, among other things, the following valuations:

     Appraisals. Each of your partnership's properties was appraised in 1997 by an independent third party appraiser, Koeppel Tener Real Estate Services, Inc. (the "Appraiser"), in connection with a requirement in your partnership's agreement of limited partnership and not in connection with the offer. According to the appraisal reports, the scope of the appraisals included an inspection of each property and an analysis of the surrounding market. The Appraiser relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach, and represented that its report was prepared in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice, and in compliance with the Appraisal Standards set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (known as "FIRREA"). The estimated market value of the fee simple estate of each of the properties specified in those reports was $32,000,000 for Baymeadows Apartments; $12,700,000 for Quail Run Apartments; and $14,300,000 for Countrywood Village Apartments. Such appraisals do not reflect the mortgages encumbering the properties or any costs of sales of the properties. A copy of the summaries of the appraisals has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed with the SEC by Cooper River Properties, L.L.C. (which is now our affiliate). We also believe that based on the conditions of the properties, the appraisals substantially overstate their value. For instance, we have received a report from an independent third party that there is a total of approximately $4,400,000 of deferred maintenance costs at all three properties. Such maintenance costs consist primarily of repairs outside the buildings and new roofing. Therefore, we believe that the appraisals are less meaningful in determining the offer consideration than the analysis described above under "Valuation of Units." Such appraisals are not intended to be updated.

     General Partner's Annual Estimates of Net Asset Value. Your general partner (which is our affiliate) prepared an estimate of your partnership's net asset value per unit in connection with an offer to purchase up to 4.9% of the outstanding units commenced by an unaffiliated party in September 1998. That estimate of your partnership's net asset value per unit as of October 31, 1997 was $715.00. This estimated net asset value is based on a hypothetical sale of the partnership's properties and the distribution to the limited partners and the general partner of the gross proceeds of such sales, net of related indebtedness, together with the cash, proceeds from temporary investments, and all other assets that are believed to have liquidation value, after provision in full for all of the other known liabilities of your partnership. This net asset value does not take into account (i) timing considerations, (ii) costs associated with winding up the partnership, (iii) the distribution paid by your partnership of $16.07 per unit for the nine months ended July 31, 1998, or (iv) the anticipated distribution expected to be paid by your partnership in December 1998 of approximately $48 per unit. Therefore, the AIMCO Operating Partnership believes that this estimate of net asset value per unit does not necessarily represent either the fair market value of a unit or the amount a limited partner reasonably could expect to receive if the partnership's properties were sold and the partnership was liquidated. For this reason, the AIMCO Operating Partnership considered this net asset value estimate to be less meaningful in determining the offer consideration than the analysis described above under "Valuation of Units."

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership. Accordingly, 100% of the estimated liquidation proceeds are assumed to be distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major NYSE member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's annual reports on Form 10-KSB filed with the SEC for the years ending December 31, 1996 and 1997, and the quarterly report on Form 10-QSB for the period ending July 31, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's real estate assets (the "property") provided by management, including location, number of units and unit mix or square footage, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through July 31, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for similar properties in the general market area of your partnership's property and other information relating to acquisition criteria for similar properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; (x) reviewed available secondary market trading information for the units; and (xi) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for the property, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed site inspections of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during October and November 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix or square footage; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the nine month period ending July 31, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view. Stanger has rendered similar fairness opinions with regard to certain other exchange offers being made by the AIMCO Operating Partnership. Stanger rendered the opinions only as to the individual fairness of the offer consideration in each proposed exchange offer.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between your general partner (which is our affiliate), special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger is not expressing any opinions as to the fairness of any terms of the offer other than the offer consideration for the units. Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $17,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

                     COMPARISON OF YOUR PARTNERSHIP AND THE
                          AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned

Your partnership is a limited partnership         The AIMCO Operating Partnership is organized
organized under South Carolina law.               as a Delaware limited partnership. The AIMCO
                                                  Operating Partnership owns interests (either
                                                  directly or through subsidiaries) in
                                                  numerous multifamily apartment properties.
                                                  The AIMCO Operating Partnership conducts
                                                  substantially all of the operations of
                                                  AIMCO, a corporation organized under
                                                  Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited         The term of the AIMCO Operating Partnership
partners as a finite life investment, with        continues until December 31, 2093, unless
limited partners to receive regular cash          the AIMCO Operating Partnership is dissolved
distributions out of your partnership's Net       sooner pursuant to the terms of the AIMCO
Cash from Operations (as defined in your          Operating Partnership's agreement of limited
partnership's agreement of limited partner-       partnership (the "AIMCO Operating
ship). The termination date of your               Partnership Agreement") or as provided by
partnership is December 31, 2022.                 law. See "Description of OP Units --
                                                  General" and "Description of OP
                                                  Units -- Dissolution and Winding Up" in the
                                                  accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed for the          The purpose of the AIMCO Operating
purpose of acquiring existing apartment           Partnership is to conduct any business that
properties which offer the potential for          may be lawfully conducted by a limited
appreciation in value and cash distributions      partnership organized pursuant to the
to the partners from operations. Subject to       Delaware Revised Uniform Limited Part-
restrictions contained in your partnership's      nership Act (as amended from time to time,
agreement of limited partnership, your            or any successor to such statute) (the
partnership may perform all acts necessary,       "Delaware Limited Partnership Act"),
advisable or convenient to the business of        provided that such business is to be
your partnership including borrowing money        conducted in a manner that permits AIMCO to
and creating liens.                               be qualified as a REIT, unless AIMCO ceases
                                                  to qualify as a REIT. The AIMCO Operating
                                                  Partner-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  ship is authorized to perform any and all
                                                  acts for the furtherance of the purposes and
                                                  business of the AIMCO Operating Partnership,
                                                  provided that the AIMCO Operating
                                                  Partnership may not take, or refrain from
                                                  taking, any action which, in the judgment of
                                                  its general partner could (i) adversely
                                                  affect the ability of AIMCO to continue to
                                                  qualify as a REIT, (ii) subject AIMCO to
                                                  certain income and excise taxes, or (iii)
                                                  violate any law or regulation of any
                                                  governmental body or agency (unless such ac-
                                                  tion, or inaction, is specifically consented
                                                  to by AIMCO). Subject to the foregoing, the
                                                  AIMCO Operating Partnership may invest in or
                                                  enter into partnerships, joint ventures, or
                                                  similar arrangements. The AIMCO Operating
                                                  partnership currently invests, and intends
                                                  to continue to invest, in a real estate
                                                  portfolio primarily consisting of
                                                  multifamily rental apartment properties.

                               Additional Equity


The general partner of your partnership is        The general partner is authorized to issue
authorized to issue additional limited            additional partnership interests in the
partnership interests in your partnership         AIMCO Operating Partnership for any
and may admit additional limited partners by      partnership purpose from time to time to the
selling no more than 40,000 units for cash        limited partners and to other persons, and
to selected persons who fulfill the               to admit such other persons as additional
requirements set forth in your partnership's      limited partners, on terms and conditions
agreement of limited partnership. The             and for such capital contributions as may be
capital contribution need not be equal for        established by the general partner in its
all limited partners and no action or con-        sole discretion. The net capital
sent is required in connection with the           contribution need not be equal for all OP
admission of any additional limited               Unitholders. No action or consent by the OP
partners.                                         Unitholders is required in connection with
                                                  the admission of any additional OP
                                                  Unitholder. See "Description of OP
                                                  Units -- Management by the AIMCO GP" in the
                                                  accompanying Prospectus. Subject to Delaware
                                                  law, any additional partnership interests
                                                  may be issued in one or more classes, or one
                                                  or more series of any of such classes, with
                                                  such designations, preferences and relative,
                                                  participating, optional or other special
                                                  rights, powers and duties as shall be
                                                  determined by the general partner, in its
                                                  sole and absolute discretion without the
                                                  approval of any OP Unitholder, and set forth
                                                  in a written document thereafter attached to
                                                  and made an exhibit to the AIMCO Operating
                                                  Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of             The AIMCO Operating Partnership may lend or
limited partnership, the general partner          contribute funds or other assets to its
will not purchase or lease any real property      subsidiaries or other persons in which it
from your partnership, borrow                     has an equity investment,

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

any funds from your partnership, or sell or       and such persons may borrow funds from the
lease any property to your partnership,           AIMCO Operating Partnership, on terms and
either directly or indirectly through an          conditions established in the sole and
affiliate or any other partnership in which       absolute discretion of the general partner.
a general partner has an interest, provided,      To the extent consistent with the business
however, that a general partner or an             purpose of the AIMCO Operating Partnership
affiliate may purchase property in their own      and the permitted activities of the general
name and temporarily hold title thereto for       partner, the AIMCO Operating Partnership may
your partnership or any other purpose             transfer assets to joint ventures, limited
related to the business of your partner-          liability companies, partnerships,
ship, provided further that (1) the property      corporations, business trusts or other
is purchased by your partnership for a price      business entities in which it is or thereby
no greater than the cost of the property to       becomes a participant upon such terms and
a general partner or affiliate, (2) there is      subject to such conditions consistent with
no difference in the interest rates of the        the AIMCO Operating Partnership Agreement
loans secured by the property at the time         and applicable law as the general partner,
acquired by a general partner or affiliate        in its sole and absolute discretion,
and at the time acquired by your                  believes to be advisable. Except as
partnership, and (3) neither the general          expressly permitted by the AIMCO Operating
partner nor any affiliate receives any other      Partnership Agreement, neither the general
economic advantage by reason of holding or        partner nor any of its affiliates may sell,
having held title to the property. The            transfer or convey any property to the AIMCO
general partner may not receive interest and      Operating Partnership, directly or
other financing charges on loans to your          indirectly, except pursuant to transactions
partnership in excess of the lesser of the        that are determined by the general partner
rates currently being paid by a general           in good faith to be fair and reasonable.
partner or an affiliate for borrowed funds
or two points over the South Carolina
National Bank prime interest rate, or
subject any asset of your partnership to a
mortgage, deed of trust or security interest
as security for repayment of a loan to your
partnership by a general partner or any
affiliate or provide permanent financing for
any assets of your partnership. In addition,
your partnership will not grant to a general
partner or an affiliate an exclusive right
or an exclusive employment to sell your
partnership's properties. Your partnership
may not enter into any contract with a
general partner or an affiliate unless the
contract provides that it may be terminated
by your partnership without penalty upon 60
days written notice.

                               Borrowing Policies


The general partner of your partnership is        The AIMCO Operating Partnership Agreement
authorized to borrow money on behalf of your      contains no restrictions on borrowings, and
partnership. The general partner cannot, in       the general partner has full power and
connection with the acquisition of                authority to borrow money on behalf of the
properties, subject any property of your          AIMCO Operating Partnership. The AIMCO
partnership to one or more mortgages, deeds       Operating Partnership has credit agreements
of trust and other security interests, so         that restrict, among other things, its
that the aggregate amount of indebtedness         ability to incur indebtedness. See "Risk
secured by mortgages, deeds of trust and          Factors -- Risks of Significant
other security interests to which all other       Indebtedness" in the accompanying
assets of your partnership are subject,           Prospectus.
immediately after such action, is greater
than 80% of the aggregate amount of the
purchase prices of such properties or, in
connection with the refinancing of a
property, subject a property to secured
indebtedness

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

exceeding 80% of the value of such property.
Except in connection with the acquisition or improvement of properties or the refinancing of previous obligations, the general partner may not mortgage or subject to the encumbrance of a mortgage, deed of trust or other security interest substantially all of the assets of your partnership at one time or from time to time without the approval of limited partners holding a majority of the outstanding units. The general partner also may not cause your partnership to incur, at any time, in connection with the financing of a property, long-term secured indebtedness exceeding 80% of the value of such property or new financing, including any "wrap-around" or "all-inclusive" obli-gation, containing a balloon payment due in less than the later of (1) ten years or (2) three years beyond the anticipated holding period of the property. The general partner may not allow any creditor who makes a non-recourse loan to your partnership to have, or to acquire at any time as a result of making such loan, any direct or indirect interest in the profit, gain, capital or other property of your partnership, other than as a secured creditor.

                            Review of Investor Lists


Under your partnership's agreement of             Each OP Unitholder has the right, upon
limited partnership, each partner has the         written demand with a statement of the
right to receive by mail, upon written            purpose of such demand and at such OP
request to your partnership and at his cost,      Unitholder's own expense, to obtain a
a list of the names and addresses of the          current list of the name and last known
limited partners and the number of units          business, residence or mailing address of
held by each of them, provided such request       the general partner and each other OP
is for a purpose reasonably related to such       Unitholder.
limited partner's interest in your
partnership.

                               Management Control


Under your partnership's agreement of             All management powers over the business and
limited partnership, the general partner has      affairs of the AIMCO Operating Partnership
complete and exclusive control over the           are vested in AIMCO-GP, Inc., which is the
management of your partnership's business         general partner. No OP Unitholder has any
and affairs, and the limited partners have        right to participate in or exercise control
no right to participate in the management or      or management power over the business and
conduct of your partnership's business or         affairs of the AIMCO Operating Partner-
affairs nor any power or authority to act on      ship. The OP Unitholders have the right to
behalf of your partnership in any respect         vote on certain matters described under
whatsoever. Subject to certain restrictions       "Comparison of Ownership of Your Units and
in your partnership's agreement of limited        AIMCO OP Units -- Voting Rights" below. The
partnership, the general partner has the          general partner may not be removed by the OP
right, power and authority, on behalf of          Unitholders with or without cause.
your partnership, and in its name, to
exercise all rights, powers and authority of      In addition to the powers granted a general
a partner of a partnership without limited        partner
partners under South Carolina part-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

nership law. No limited partner (except one       of a limited partnership under applicable
who may also be a general partner, and then       law or that are granted to the general
only in his capacity as general partner) may      partner under any other provision of the
participate in or has any control over your       AIMCO Operating Partnership Agreement, the
partnership's business or ha any authority        general partner, subject to the other
to act for or bind your partnership.              provisions of the AIMCO Operating
                                                  Partnership Agreement, has full power and
                                                  authority to do all things deemed necessary
                                                  or desirable by it to conduct the business
                                                  of the AIMCO Operating Partnership, to
                                                  exercise all powers of the AIMCO Operating
                                                  Partnership and to effectuate the purposes
                                                  of the AIMCO Operating Partnership. The
                                                  AIMCO Operating Partnership may incur debt
                                                  or enter into other similar credit,
                                                  guarantee, financing or refinancing
                                                  arrangements for any purpose upon such terms
                                                  as the general partner determines to be
                                                  appropriate, and may perform such other acts
                                                  and duties for and on behalf of the AIMCO
                                                  Operating Partnership as are provided in the
                                                  AIMCO Operating Partnership Agreement. The
                                                  general partner is authorized to execute,
                                                  deliver and perform certain agreements and
                                                  transactions on behalf of the AIMCO
                                                  Operating Partnership without any further
                                                  act, approval or vote of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of             Notwithstanding anything to the contrary set
limited partnership, the general partner is       forth in the AIMCO Operating Partnership
not liable to your partnership or the             Agreement, the general partner is not liable
limited partners for any act or failure to        to the AIMCO Operating Partnership for
act if such act or failure to act was             losses sustained, liabilities incurred or
performed in a manner determined by him or        benefits not derived as a result of errors
it in good faith to be within the scope of        in judgment or mistakes of fact or law of
his or its authority and to be in the best        any act or omission if the general partner
interest of your partnership, and if he or        acted in good faith. The AIMCO Operating
it was not guilty of negligence, misconduct       Partnership Agreement provides for
or a breach of fiduciary obligations in such      indemnification of AIMCO, or any director or
act or failure to act. In addition, your          officer of AIMCO (in its capacity as the
partnership will indemnify the general            previous general partner of the AIMCO
partner or its affiliates for any act or          Operating Partnership), the general partner,
failure to act as described above. Your           any officer or director of general partner
partnership will not furnish any indem-           or the AIMCO Operating Partnership and such
nification as to liabilities arising under        other persons as the general partner may
federal securities laws. The indemnification      designate from and against all losses,
includes payment of reasonable attorney's         claims, damages, liabilities, joint or
fees or other expenses incurred in settling       several, expenses (including legal fees),
any claim or liability or incurred in any         fines, settlements and other amounts
finally adjudicated judicial proceedings,         incurred in connection with any actions
and expenses incurred by the removal of any       relating to the operations of the AIMCO
liens affecting any property of the person        Operating Partnership, as set forth in the
to be indemnified. Indemnification will be        AIMCO Operating Partnership Agreement. The
made from assets of your partnership and no       Delaware Limited Partnership Act provides
limited partner will be personally liable to      that subject to the standards and
any person to be indemnified.                     restrictions, if any, set forth in its
                                                  partnership agreement, a limited partnership
                                                  may, and shall have the power to, indemnify
                                                  and hold harmless any partner or other
                                                  person from and against any and all

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  claims and demands whatsoever. It is the
                                                  position of the Securities and Exchange
                                                  Commission that indemnification of directors
                                                  and officers for liabilities arising under
                                                  the Securities Act is against public policy
                                                  and is unenforceable pursuant to Section 14
                                                  of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of             Except in limited circumstances, the general
limited partnership, the limited partners         partner has exclusive management power over
may remove a general partner and appoint a        the business and affairs of the AIMCO
successor general partner upon a vote of the      Operating Partnership. The general partner
limited partners owning more than 50% of the      may not be removed as general partner of the
outstanding units. A general partner may          AIMCO Operating Partnership by the OP
resign, with the consent of a majority of         Unitholders with or without cause. Under the
the limited partners, if the general partner      AIMCO Operating Partnership Agreement, the
nominates a substitute general partner whose      general partner may, in its sole discretion,
admission will not terminate the status of        prevent a transferee of an OP Unit from
your partnership for federal income tax           becoming a substituted limited partner
purposes. No person may be admitted as a          pursuant to the AIMCO Operating Partnership
substitute general partner unless: (1) such       Agreement. The general partner may exercise
person agrees to become a substitute general      this right of approval to deter, delay or
partner; (2) the limited partners holding         hamper attempts by persons to acquire a
more than 50% of the outstanding units            controlling interest in the AIMCO Operating
consent to the admission of such person; and      Partnership. Additionally, the AIMCO
(3) such person executes and acknowledges         Operating Partnership Agreement contains
such instruments as the general partner           restrictions on the ability of OP
deems necessary or advisable, including a         Unitholders to transfer their OP Units. See
written acceptance and adoption of your           "Description of OP Units -- Transfers and
partnership's agreement of limited                Withdrawals" in the accompanying Prospectus.
partnership.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited           With the exception of certain circumstances
partnership may be amended by the general         set forth in the AIMCO Operating Partnership
partner without the consent of the limited        Agreement, whereby the general partner may,
partners if such amendment: (1) adds to the       without the consent of the OP Unitholders,
representations, duties or obligations of         amend the AIMCO Operating Partnership
the general partner or surrenders any right       Agreement, amendments to the AIMCO Operating
or power granted to the general partner, for      Partnership Agreement require the consent of
the benefit of the limited partners; (2)          the holders of a majority of the outstanding
cures any ambiguity, corrects or supplements      Common OP Units, excluding AIMCO and certain
any provision which may be inconsistent with      other limited exclusions (a "Majority in
any other provision, or makes any other           Interest"). Amendments to the AIMCO
provisions with respect to matters or             Operating Partnership Agreement may be
questions arising under your partnership's        proposed by the general partner or by
agreement of limited partnership which will       holders of a Majority in Interest. Following
not be inconsistent with the provisions of        such proposal, the general partner will
your partnership's agreement of limited           submit any proposed amendment to the OP
partnership; or (3) deletes or adds any           Unitholders. The general partner will seek
provision required by applicable law. Other       the written consent of the OP Unitholders on
amendments to your partnership's agreement        the proposed amendment or will call a
of limited partnership must be approved by        meeting to vote thereon. See "Description of
the limited partners owning more than 50% of      OP Units -- Amendment of the AIMCO Operating
the outstanding units. No amendment may           Partnership Agreement" in the accompanying
change your partnership to a general              Prospectus.
partnership, extend your partnership's
termination date beyond December 31, 2022,
or change the

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

liability of the general partner or the
limited liability of the limited partners.
In addition, any amendment that alters the rights, powers or duties of the general partner under your partnership's agreement of limited partnership may not be made without the consent of the general partner affected.

                             Compensation and Fees


The general partner of your partnership does      The general partner does not receive
not receive an annual management fee as           compensation for its services as general
compensation but may receive reimbursements       partner of the AIMCO Operating Partnership.
for expenses incurred in its capacity as          However, the general partner is entitled to
general partner.                                  payments, allocations and distributions in
                                                  its capacity as general partner of the AIMCO
                                                  Operating Partnership. In addition, the
                                                  AIMCO Operating Partnership is responsible
                                                  for all expenses incurred relating to the
                                                  AIMCO Operating Partnership's ownership of
                                                  its assets and the operation of the AIMCO
                                                  Operating Partnership and reimburses the
                                                  general partner for such expenses paid by
                                                  the general partner. The employees of the
                                                  AIMCO Operating Partnership receive
                                                  compensation for their services.

                             Liability of Investors


Under your partnership's agreement of             Except for fraud, willful misconduct or
limited partnership, no limited partner is        gross negligence, no OP Unitholder has
liable for the debts, liabilities, contracts      personal liability for the AIMCO Operating
or any other obligations of your                  Partnership's debts and obligations, and
partnership. A limited partner will be            liability of the OP Unitholders for the
liable only to make his capital contribution      AIMCO Operating Partnership's debts and
and will not be required to lend any funds        obligations is generally limited to the
to your partnership or, after his capital         amount of their investment in the AIMCO
contribution is paid, to make any further         Operating Partnership. However, the
capital contributions to your partnership.        limitations on the liability of limited
                                                  partners for the obligations of a limited
                                                  partnership have not been clearly
                                                  established in some states. If it were
                                                  determined that the AIMCO Operating Part-
                                                  nership had been conducting business in any
                                                  state without compliance with the applicable
                                                  limited partnership statute, or that the
                                                  right or the exercise of the right by the
                                                  holders of OP Units as a group to make
                                                  certain amendments to the AIMCO Operating
                                                  Partnership Agreement or to take other
                                                  action pursuant to the AIMCO Operating
                                                  Partnership Agreement constituted
                                                  participation in the "control" of the AIMCO
                                                  Operating Partnership's business, then a
                                                  holder of OP Units could be held liable
                                                  under certain circumstances for the AIMCO
                                                  Operating Partnership's obligations to the
                                                  same extent as the general partner.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                Fiduciary Duties


Under your partnership's agreement of             Unless otherwise provided for in the
limited partnership, the general partner          relevant partnership agreement, Delaware law
must diligently and faithfully devote such        generally requires a general partner of a
of its time to the business of your               Delaware limited partnership to adhere to
partnership as may be necessary to properly       fiduciary duty standards under which it owes
conduct the affairs of your partnership. The      its limited partners the highest duties of
general partner has a fiduciary                   good faith, fairness and loyalty and which
responsibility for the safekeeping and use        generally prohibit such general partner from
of all funds and assets of your partnership,      taking any action or engaging in any
whether or not in its immediate possession        transaction as to which it has a conflict of
or control and may not employ or permit an-       interest. The AIMCO Operating Partnership
other to employ such funds or assets in any       Agreement expressly authorizes the general
manner except for the benefit of your             partner to enter into, on behalf of the
partnership. The general partner also may         AIMCO Operating Partnership, a right of
not commingle the funds of your partnership       first opportunity arrangement and other
with the funds of any other person. The           conflict avoidance agreements with various
general partner and any of its affiliates         affiliates of the AIMCO Operating
and any of the limited partners may acquire       Partnership and the general partner, on such
real properties for their own account, or         terms as the general partner, in its sole
engage in the acquisition, development,           and absolute discretion, believes are
operation or management of real estate on         advisable. The AIMCO Operating Partnership
behalf of other partnerships, joint               Agreement expressly limits the liability of
ventures, corporations or other business          the general partner by providing that the
ventures formed by them or in which they may      general partner, and its officers and
have an interest, including business              directors will not be liable or accountable
ventures similar to, related to or in direct      in damages to the AIMCO Operating
or indirect competition with any business of      Partnership, the limited partners or as-
your partnership. Neither your partnership        signees for errors in judgment or mistakes
nor any other partner has any right in or to      of fact or law or of any act or omission if
such other business venture or income or          the general partner or such director or
profits derived therefrom. See "Your              officer acted in good faith. See
Partnership -- Fiduciary Responsibility of        "Description of OP Units -- Fiduciary
the General Partner of Your Partnership."         Responsibilities" in the accompanying
                                                  Prospectus.
In general, your partnership's agreement of
limited partnership and the AIMCO Operating
Partnership Agreement have limitations on
the liability of the general partner but
such limitations differ in terms and provide
more protection for the general partner of
the AIMCO Operating Partnership.

                            Federal Income Taxation


In general, there are no material                 The AIMCO Operating Partnership is not
differences between the taxation of your          subject to Federal income taxes. Instead,
partnership and the AIMCO Operating               each holder of OP Units includes in income
Partnership.                                      its allocable share of the AIMCO Operating
                                                  Partnership's taxable income or loss when it
                                                  determines its individual Federal income tax
                                                  liability.
                                                  Income and loss from the AIMCO Operating
                                                  Partnership may be subject to the passive
                                                  activity limitations. If an investment in an
                                                  OP Unit is treated as a passive activity,
                                                  income and loss from the AIMCO Operating
                                                  Partnership generally can be offset against
                                                  income and loss from other investments that
                                                  constitute "passive activities" (unless the
                                                  AIMCO Oper-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  ating Partnership is considered a "publicity
                                                  traded partnership", in which case income
                                                  and loss from the AIMCO Operating
                                                  Partnership can only be offset against other
                                                  income and loss from the AIMCO Operating
                                                  Partnership). Income of the AIMCO Op-
                                                  erating Partnership, however, attributable
                                                  to dividends from the Management
                                                  Subsidiaries (as defined below) or interest
                                                  paid by the Management Subsidiaries does not
                                                  qualify as passive activity income and
                                                  cannot be offset against losses from "pas-
                                                  sive activities."
                                                  Cash distributions by the AIMCO Operating
                                                  Partnership are not taxable to a holder of
                                                  OP Units except to the extent they exceed
                                                  such Partner's basis in its interest in the
                                                  AIMCO Operating Partnership (which will
                                                  include such OP Unitholder's allocable share
                                                  of the AIMCO Operating Partnership's nonre-
                                                  course debt).
                                                  Each year, OP Unitholders receive a Schedule
                                                  K-1 tax form containing tax information for
                                                  inclusion in preparing their Federal income
                                                  tax returns.
                                                  OP Unitholders are required, in some cases,
                                                  to file state income tax returns and/or pay
                                                  state income taxes in the states in which
                                                  the AIMCO Operating Partnership owns
                                                  property or transacts business, even if they
                                                  are not residents of those states. The AIMCO
                                                  Operating Partnership may be required to pay
                                                  state income taxes in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment



The partnership interests in your   The Preferred OP Units constitute   The Common OP Units constitute
partnership constitute equity in-   equity interests entitling each     equity interests entitling each OP
terests entitling each partner to   holder of Preferred OP Units, when  Unitholder to such partner's pro
its pro rata share of               and as declared by the board of     rata share of cash distributions
distributions to be made to the     directors of the general partner    made from Available Cash (as such
partners of your partnership.       of the AIMCO Operating Part-        term is defined in the AIMCO
                                    nership, quarterly cash distribu-   Operating Partnership Agreement)
                                    tion at a rate of $0.50 per         to the partners of the AIMCO
                                    Preferred OP Unit, subject to ad-   Operating Partnership. To the
                                    justments from time to time on or   extent the AIMCO Operating
                                    after the fifth anniversary of the  Partnership sells or refinances
                                    issue date of the Preferred OP      its assets, the net proceeds
                                    Units.                              therefrom generally will be re-
                                                                        tained by the AIMCO Operating

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                                                        Partnership for working capital
                                                                        and new investments rather than
                                                                        being distributed to the OP
                                                                        Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's          Except as otherwise required      Under the AIMCO Operating
agreement of limited              by applicable law or in the       Partnership Agreement, the
partnership, upon the vote        AIMCO Operating Partnership       OP Unitholders have voting
of the limited partners           Agreement, the holders of         rights only with respect to
owning more than 50% of the       the Preferred OP Units will       certain limited matters such
outstanding units, the            have the same voting rights       as certain amendments and
limited partners may: (1)         as holders of the Common OP       termination of the AIMCO
dissolve your partnership;        Units. See "Description of        Operating Partnership
(2) remove the general            OP Units" in the accompany-       Agreement and certain
partner; (3) amend your           ing Prospectus. So long as        transactions such as the
partnership's agreement of        any Preferred OP Units are        institution of bankruptcy
limited partnership, subject      outstanding, in addition to       proceedings, an assignment
to certain exceptions; (4)        any other vote or consent of      for the benefit of creditors
appoint a substitute general      partners required by law or       and certain transfers by the
partner; and (5) approve or       by the AIMCO Operating            general partner of its
disapprove the sale of all        Partnership Agreement, the        interest in the AIMCO
or substantially all of the       affirmative vote or consent       Operating Partnership or the
assets of your partnership.       of holders of at least 50%        admission of a successor
                                  of the outstanding Preferred      general partner.
A general partner may cause       OP Units will be necessary
the dissolution of your           for effecting any amendment       Under the AIMCO Operating
partnership by being removed      of any of the provisions of       Partnership Agreement, the
from office, retiring or          the Partnership Unit              general partner has the
becoming insolvent. Your          Designation of the Preferred      power to effect the
partnership will not              OP Units that materially and      acquisition, sale, transfer,
dissolve but will be              adversely affects the rights      exchange or other
continued by the limited          or preferences of the             disposition of any assets of
partners if: (1) all of the       holders of the Preferred OP       the AIMCO Operating
partners elect to continue        Units. The creation or            Partnership (including, but
the business of your              issuance of any class or          not limited to, the exercise
partnership, or (2) the re-       series of partnership units,      or grant of any conversion,
maining general partner           including, without                option, privilege or
elects to continue the            limitation, any partner-          subscription right or any
business within 90 days           ship units that may have          other right available in
following one of the above        rights senior or superior to      connection with any assets
events and nominates a            the Preferred OP Units,           at any time held by the
substitute general partner        shall not be deemed to            AIMCO Operating Partnership)
whose admission will not          materially adversely affect       or the merger,
terminate the status of your      the rights or preferences of      consolidation,
partnership for federal           the holders of Preferred OP       reorganization or other
income tax purposes.              Units. With respect to the        combination of the AIMCO
                                  exercise of the above             Operating Partnership with
In general, you have greater      described voting rights,          or into another entity, all
voting rights in your             each Preferred OP Units           without the consent of the
partnership than you will         shall have one (1) vote per       OP Unitholders.
have as an OP Unitholder. OP      Preferred OP Unit.
Unitholders cannot remove                                           The general partner may
the general partner of the                                          cause the dissolution of the
AIMCO Operating Partnership.                                        AIMCO Operating Partnership
                                                                    by an "event of withdrawal,"
                                                                    as defined in the Delaware
                                                                    Limited Partnership Act
                                                                    (including, without limi-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                                                    tation, bankruptcy), unless,
                                                                    within 90 days after the
                                                                    withdrawal, holders of a
                                                                    "majority in interest," as
                                                                    defined in the Delaware
                                                                    Limited Partnership Act,
                                                                    agree in writing, in their
                                                                    sole and absolute
                                                                    discretion, to continue the
                                                                    business of the AIMCO Op-
                                                                    erating Partnership and to
                                                                    the appointment of a
                                                                    successor general partner.
                                                                    The general partner may
                                                                    elect to dissolve the AIMCO
                                                                    Operating Partnership in its
                                                                    sole and absolute
                                                                    discretion, with or with-
                                                                    out the consent of the OP
                                                                    Unitholders. See
                                                                    "Description of OP
                                                                    Units -- Dissolution and
                                                                    Winding Up" in the
                                                                    accompanying Prospectus.
                                                                    OP Unitholders cannot remove
                                                                    the general partner of the
                                                                    AIMCO Operating Partnership
                                                                    with or without cause.

                                 Distributions


Your partnership's agreement      Holders of Preferred OP           Subject to the rights of
of limited partnership            Units will be entitled to         holders of any outstanding
specifies how the cash            receive, when and as              Preferred OP Units, the
available for distribution,       declared by the board of          AIMCO Operating Partnership
whether arising from              directors of the general          Agreement requires the
operations or sales or            partner of the AIMCO              general partner to cause the
refinancing, is to be shared      Operating Partnership,            AIMCO Operating Partnership
among the partners. Dis-          quarterly cash distributions      to distribute quarterly all,
tributions of Net Cash from       at the rate of $0.50 per          or such portion as the
Operations will be made           Preferred OP Unit; provided,      general partner may in its
within 60 days following the      however, that at any time         sole and absolute discretion
end of each fiscal quarter.       and from time to time on or       determine, of Available Cash
The distributions payable to      after the fifth anniversary       (as defined in the AIMCO
the partners are not fixed        of the issue date of the          Operating Partnership
in amount and depend upon         Preferred OP Units, the           Agreement) generated by the
the operating results and         AIMCO Operating Partnership       AIMCO Operating Partnership
net sales or refinancing          may adjust the annual             during such quarter to the
proceeds available from the       distribution rate on the          general partner, the special
disposition of your part-         Preferred OP Units to the         limited partner and the
nership's assets.                 lower of (i)      % plus the      holders of Common OP Units
                                  annual interest rate then         on the record date es-
                                  applicable to U.S. Treasury       tablished by the general
                                  notes with a maturity of          partner with respect to such
                                  five years, and (ii) the          quarter, in accordance with
                                  annual dividend rate on the       their respective interests
                                  most recently issued AIMCO        in the AIMCO Operating
                                  non-convertible preferred         Partnership on such record
                                  stock which ranks on a            date. Holders of any other
                                  parity with its Class H           Preferred OP Units issued in
                                  Cumulative Preferred Stock.       the
                                  Such distributions will be
                                  cumu-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                  lative from the date of           future may have priority
                                  original issue. Holders of        over the general partner,
                                  Preferred OP Units will not       the special limited partner
                                  be entitled to receive any        and holders of Common OP
                                  distributions in excess of        Units with respect to
                                  cumulative distributions on       distributions of Available
                                  the Preferred OP Units. No        Cash, distributions upon
                                  interest, or sum of money in      liquidation or other
                                  lieu of interest, shall be        distributions. See "Per
                                  payable in respect of any         Share and Per Unit Data" in
                                  distribution payment or pay-      the accompanying Prospectus.
                                  ments on the Preferred OP
                                  Units that may be in              The general partner in its
                                  arrears.                          sole and absolute discretion
                                                                    may distribute to the OP
                                  When distributions are not        Unitholders Available Cash
                                  paid in full upon the             on a more frequent basis and
                                  Preferred OP Units or any         provide for an appropriate
                                  Parity Units, all                 record date.
                                  distributions declared upon
                                  the Preferred OP Units and        The AIMCO Operating Partner-
                                  any Parity Units shall be         ship Agreement requires the
                                  declared ratably in               general partner to take such
                                  proportion to the respective      reasonable efforts, as
                                  amounts of distributions          determined by it in its sole
                                  accumulated, accrued and          and absolute discretion and
                                  unpaid on the Preferred OP        consistent with AIMCO's
                                  Units and such Parity Units.      qualification as a REIT, to
                                  Unless full cumulative            cause the AIMCO Operating
                                  distributions on the              Partnership to distribute
                                  Preferred OP Units have been      sufficient amounts to enable
                                  declared and paid, except in      the general partner to
                                  limited circumstances, no         transfer funds to AIMCO and
                                  distributions may be              enable AIMCO to pay
                                  declared or paid or set           stockholder dividends that
                                  apart for payment by the          will (i) satisfy the
                                  AIMCO Operating Partnership       requirements for qualifying
                                  and no other distribution of      as a REIT under the Code and
                                  cash or other property may        the Treasury Regulations and
                                  be declared or made,              (ii) avoid any Federal
                                  directly or indirectly, by        income or excise tax
                                  the AIMCO Operating               liability of AIMCO. See
                                  Partnership with respect to       "Description of OP
                                  any Junior Units, nor shall       Units -- Distributions" in
                                  any Junior Units be               the accompanying Prospectus.
                                  redeemed, purchased or
                                  otherwise acquired for
                                  consideration, nor shall any
                                  other cash or other property
                                  be paid or distributed to or
                                  for the benefit of holders
                                  of Junior Units. See
                                  "Description of Preferred OP
                                  Units -- Distributions."

                Liquidity and Transferability/Redemption Rights



A limited partner may assign      There is no public market         There is no public market
all or part of his units to       for the Preferred OP Units        for the OP Units. The AIMCO
any person if: (1) such           and the Preferred OP Units        Operating Partnership
assignment, in the case of        are not listed on any             Agreement restricts the
an individual assignor, is        securities exchange. The          transferability of the OP
not a fractional unit and,        Preferred OP Units are            Units. Until the expiration
if as-                            subject to                        of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

signor does not transfer all      restrictions on transfer as       one year from the date on
his interests, such assignor      set forth in the AIMCO            which an OP Unitholder
and the assignee would not        Operating Partnership             acquired OP Units, subject
hold less than three units,       Agreement.                        to certain exceptions, such
except in limited cir-                                              OP Unitholder may not
cumstances; and (2) there         Pursuant to the AIMCO             transfer all or any por-
has been filed with your          Operating Partnership             tion of its OP Units to any
partnership an instrument         Agreement, until the              transferee without the
evidencing such assignment        expiration of one year from       consent of the general
and signed by both the            the date on which a holder        partner, which consent may
assignor and assignee and         of Preferred OP Units             be withheld in its sole and
such instrument evidences         acquired Preferred OP Units,      absolute discretion. After
the written acceptance and        subject to certain                the expiration of one year,
adoption of your                  exceptions, such holder of        such OP Unitholder has the
partnership's agreement of        Preferred OP Units may not        right to transfer all or any
limited partnership. No as-       transfer all or any portion       portion of its OP Units to
signee may become a               of its Preferred OP Units to      any person, subject to the
substitute limited partner        any transferee without the        satisfaction of certain con-
unless such assignee              consent of the general            ditions specified in the
executes a written accept-        partner, which consent may        AIMCO Operating Partnership
ance and adoption of your         be withheld in its sole and       Agreement, including the
partnership's agreement of        absolute discretion. After        general partner's right of
limited partnership.              the expiration of one year,       first refusal. See
                                  such holders of Preferred OP      "Description of OP Units --
                                  Units has the right to            Transfers and Withdrawals"
                                  transfer all or any portion       in the accompanying
                                  of its Preferred OP Units to      Prospectus.
                                  any person, subject to the
                                  satisfaction of certain           After the first anniversary
                                  conditions specified in the       of becoming a holder of
                                  AIMCO Operating Partner-          Common OP Units, an OP
                                  ship Agreement, including         Unitholder has the right,
                                  the general partner's right       subject to the terms and
                                  of first refusal.                 conditions of the AIMCO
                                                                    Operating Partnership
                                  After a one-year holding          Agreement, to require the
                                  period, a holder may redeem       AIMCO Operating Partnership
                                  Preferred OP Units and            to redeem all or a portion
                                  receive in exchange               of the Common OP Units held
                                  therefor, at the AIMCO            by such party in exchange
                                  Operating Partnership's           for a cash amount based on
                                  option, (i) subject to the        the value of shares of Class
                                  terms of any Senior Units,        A Common Stock. See
                                  cash in an amount equal to        "Description of OP
                                  the Liquidation Preference        Units -- Redemption Rights"
                                  of the Preferred OP Units         in the accompanying
                                  tendered for redemption,          Prospectus. Upon receipt of
                                  (ii) a number of shares of        a notice of redemption, the
                                  Class I Cumulative Preferred      AIMCO Operating Partnership
                                  Stock of AIMCO that pay an        may, in its sole and
                                  aggregate amount of               absolute discretion but
                                  dividends yield equivalent        subject to the restrictions
                                  to the distributions on the       on the ownership of Class A
                                  Preferred OP Units tendered       Common Stock imposed under
                                  for redemption and are part       AIMCO's charter and the
                                  of a class or series of           transfer restrictions and
                                  preferred stock that is then      other limitations thereof,
                                  listed on the New York Stock      elect to cause AIMCO to
                                  Exchange or another national      acquire some or all of the
                                  securities exchange, or           tendered Common OP Units in
                                  (iii) a number of shares of       exchange for Class A Common
                                  Class A Common Stock of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                  AIMCO that is equal in Value      Stock, based on an exchange
                                  to the Liquidation                ratio of one share of Class
                                  Preference of the Preferred       A Common Stock for each
                                  OP Units tendered for             Common OP Unit, subject to
                                  redemption. The Preferred OP      adjustment as provided in
                                  Units may not be redeemed at      the AIMCO Operating
                                  the option of the AIMCO Op-       Partnership Agreement.
                                  erating Partnership. See
                                  "Description of Preferred OP
                                  Units -- Redemption."

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are the Class I Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Class I High Performance Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, the Class J Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating Partnership, quarterly cash distributions at the rate of $0.50 per Preferred OP Unit (equivalent to 8.0% per annum of the $25 stated liquidation preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the Preferred OP Units to
the lower of (i)        % plus the annual interest rate then applicable to U.S.
Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. A reduction in the distribution rate will reduce your rate of return on the Preferred OP Units and possibly encourage you to redeem such Units. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $25 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further allocation of income or gain. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the NYSE or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, the Class J Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends at the rate of 8.0% per annum of the $25 liquidation preference (equivalent to $2.00 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over
(ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

                      COMPARISON OF PREFERRED OP UNITS AND
                            CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity          The Class I Preferred Stock constitutes an
interests entitling each holder of Preferred      equity interest entitling each holder of
OP Units to receive, when and as declared by      Class I Preferred Stock to receive, when and
the board of directors of the general             as declared by the AIMCO board of directors,
partner of the AIMCO Operating Partnership,       cash distribution at a rate of $2.00 per
quarterly cash distribution at a rate of          annum per share.
$0.50 per Preferred OP Unit, subject to
adjustments from time to time on or after
the fifth anniversary of the issue date of
the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable        Holders of Class I Preferred Stock do not
law or in the AIMCO Operating Partnership's       have any voting rights, except as set forth
agreement of limited partnership, the             below and except as otherwise required by
holders of the Preferred OP Units will have       applicable law.
the same voting rights as holders of the
Common OP Units. See "Description of OP           If and whenever dividends on any shares of
Units" in the accompanying Prospectus. So         Class I Preferred Stock or any series or
long as any Preferred OP Units are                class of Class I Parity Stock are in arrears
outstanding, in addition to any other vote        for six or more quarterly periods (whether
or consent of partners required by law or by      or not consecutive), the number of directors
the AIMCO Operating Partnership's agreement       then constituting the AIMCO board of
of limited partnership, the affirmative vote      directors shall be increased by two (if not
or consent of holders of at least 50% of the      already increased by reason of similar types
outstanding Preferred OP Units will be            of provisions with respect to shares of
necessary for effecting any amendment of any      voting preferred stock), and the holders of
of the provisions of the Partnership Unit         shares of Class I Preferred Stock, together
Designation of the Preferred OP Units that        with the holders of shares of all other
materially and adversely affects the rights       voting preferred stock then entitled to
or preferences of the holders of the              exercise similar voting rights, voting as a
Preferred OP Units. The creation or issuance      single class regardless of series, will be
of any class or series of AIMCO Operating         entitled to vote for the election of two
Partnership units, including, without             additional directors of AIMCO. Whenever
limitation, any AIMCO Operating Partnership       dividends in arrears and dividends for the
units that may have rights senior or              current quarterly dividend period have been
superior to the Preferred OP Units, will not      paid or declared and set aside in respect of
be deemed to materially adversely affect the      the outstanding shares of the Class I
rights or preferences of the holders of           Preferred Stock and the voting preferred
Preferred OP Units. With respect to the           stock, then the right of the holders of
exercise of the above described voting            Class I Preferred Stock and the voting
rights, each Preferred OP Units will have         preferred stock to elect such additional two
one (1) vote per Preferred OP Unit.               directors will cease and the terms of office
                                                  of such directors will terminate.

                                                  The affirmative vote or consent of at least
                                                  66 2/3% of the votes entitled to be cast by
                                                  the holders of Class I Preferred Stock and
                                                  Class I Parity Stock entitled to vote on
                                                  such matters, voting as a single class, will
                                                  be required to (i) authorize, create,
                                                  increase the authorized amount of, or issue
                                                  any shares of any class of Class I Senior
                                                  Stock or any security convertible into
                                                  shares of any class of Class I Senior Stock,
                                                  or (ii) amend, alter or repeal any provision
                                                  of, or add any provision to, the AIMCO
                                                  charter or by-laws, if such action would
                                                  materially adversely affect the

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                                  voting powers, rights or preferences of the
                                                  holders of the Class I Preferred Stock;
                                                  provided, however, that no such vote of the
                                                  Class I Preferred Stockholders shall be
                                                  required if, at or prior to the time such
                                                  proposed change, provisions are made for the
                                                  redemption of all outstanding shares of
                                                  Class I Preferred Stock. The amendment of
                                                  the AIMCO charter to authorize, create,
                                                  increase or decrease the authorized amount
                                                  of or to issue Class I Junior Stock, Class I
                                                  Preferred Stock or any shares of any class
                                                  of Class I Parity Stock shall not be deemed
                                                  to materially adversely affect the voting
                                                  powers, rights or preferences of the holders
                                                  of Class I Preferred Stock.

                                                  With respect to the exercise of the above
                                                  described voting rights, each share of Class
                                                  I Preferred Stock will have one vote per
                                                  share, except that when any other class or
                                                  series of preferred stock has the right to
                                                  vote with the Class I Preferred Stock as a
                                                  single class, then the Class I Preferred
                                                  Stock and such other class or series shall
                                                  have one quarter of one vote per $25 of
                                                  stated liquidation preference.

                                 Distributions


Holders of Preferred OP Units are entitled        Holders of Class I Preferred Stock are
to receive, when and as declared by the           entitled to receive, when and as declared by
board of directors of the general partner of      the AIMCO board of directors, out of funds
the AIMCO Operating Partnership, quarterly        legally available for payment, cash
cash distributions at the rate of $0.50 per       dividends at the rate of $2.00 per annum per
Preferred OP Unit; provided, however, that        share. Such dividends are cumulative from
at any time and from time to time on or           the date of original issue. Holders of Class
after the fifth anniversary of the issue          I Preferred Stock are not be entitled to
date of the Preferred OP Units, the AIMCO         receive any dividends in excess of
Operating Partnership may adjust the annual       cumulative dividends on the Class I Pre-
distribution rate on the Preferred OP Units       ferred Stock. No interest, or sum of money
to the lower of (i)      % plus the annual        in lieu of interest, shall be payable in
interest rate then applicable to U.S.             respect of any dividend payment or payments
Treasury notes with a maturity of five            on the Class I Preferred Stock that may be
years, and (ii) the annual dividend rate on       in arrears.
the most recently issued AIMCO
non-convertible preferred stock which ranks       When dividends are not paid in full upon the
on a parity with its Class H Cumulative           Class I Preferred Stock or any other class
Preferred Stock. Such distributions will be       or series of Class I Parity Stock, all
cumulative from the date of original issue.       dividends declared upon the Class I
Holders of Preferred OP Units will not be         Preferred Stock and any shares of Class I
entitled to receive any distributions in          Parity Stock will be declared ratably in
excess of cumulative distributions on the         proportion to the respective amounts of
Preferred OP Units. No interest, or sum of        dividends accumulated, accrued and unpaid on
money in lieu of interest, shall be payable       the Class I Preferred Stock and such Class I
in respect of any distribution payment or         Parity Stock. Unless dividends equal to the
payments on the Preferred OP Units that may       full amount of all accumulated, accrued and
be in arrears.                                    unpaid dividends on the Class I Preferred
                                                  Stock have been paid, or declared and set
When distributions are not paid in full upon      apart for payment, except in limited
the Preferred OP Units or any Parity Units,       circumstances, no dividends may be declared
all distributions declared upon the               or paid or set apart for payment by AIMCO
Preferred OP Units and any                        and no other distribution of cash or other

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

Parity Units will be declared ratably in          property may be declared or made, directly
proportion to the respective amounts of           or indirectly, by AIMCO with respect to any
distributions accumulated, accrued and            shares of Class I Junior Stock, nor shall
unpaid on the Preferred OP Units and such         any shares of Class I Junior Stock be
Parity Units. Unless full cumulative              redeemed, purchased or otherwise acquired
distributions on the Preferred OP Units have      for any consideration, nor shall any other
been declared and paid, except in limited         cash or other property be paid or
circumstances, no distributions may be            distributed to or for the benefit of holders
declared or paid or set apart for payment by      of shares of Class I Junior Stock. See
the AIMCO Operating Partnership and no other      "Description of Class I Preferred
distribution of cash or other property may        Stock -- Dividends."
be declared or made, directly or indirectly,
by the AIMCO Operating Partnership with
respect to any Junior Units, nor shall any
Junior Units be redeemed, purchased or
otherwise acquired for consideration, nor
shall any other cash or other property be
paid or distributed to or for the benefit of
holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred       Ownership of shares of Class I Preferred
OP Units and the Preferred OP Units are not       Stock by any person will be limited such
listed on any securities exchange. The            that the sum of the aggregate value of all
Preferred OP Units are subject to certain         equity stock (including all shares of Class
restrictions on transferability set forth in      I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.        constructively by such person may not exceed
                                                  8.7% (or 15% in the case of certain parties)
Pursuant to the AIMCO Operating                   of the aggregate value of all outstanding
Partnership's agreement of limited                shares of equity stock. Further, certain
partnership, until the expiration of one          transfers which may have the effect of
year from the date on which a holder of           causing AIMCO to lose its status as a REIT
Preferred OP Units acquired Preferred OP          are void ab initio.
Units, subject to certain exceptions, such
holder of Preferred OP Units may not              If any transfer of Class I Preferred Stock
transfer all or any portion of its Preferred      occurs which, if effective, would result in
OP Units to any transferee without the            any person beneficially or constructively
consent of the general partner, which             owning Class I Preferred Stock in excess or
consent may be withheld in its sole and           in violation of the Class I Preferred
absolute discretion. After the expiration of      Ownership Limit, such shares of Class I
one year, such holders of Preferred OP Units      Preferred Stock in excess of the Class I
has the right to transfer all or any portion      Preferred Ownership Limit will be
of its Preferred OP Units to any person,          automatically transferred to a trustee in
subject to the satisfaction of certain            his capacity as trustee of a trust for the
conditions specified in the AIMCO Operating       exclusive benefit of one or more charitable
Partnership's agreement of limited                beneficiaries designated by AIMCO, and the
partnership, including the general partner's      prohibited transferee will generally have no
right of first refusal.                           rights in such shares, except upon sale of
                                                  the shares by the trustee. The trustee will
After a one-year holding period, a holder         have all voting rights and rights to
may redeem Preferred OP Units and receive in      dividends with respect to shares of Class I
exchange therefor, at the AIMCO Operating         Preferred Stock held in the trust, which
Partnership's option, (i) subject to the          rights will be exercised for the benefit of
terms of any Senior Units, cash in an amount      the charitable beneficiaries.
equal to the Liquidation Preference of the
Preferred OP Units tendered for redemp-           The trustee may sell the Class I Preferred
tion, (ii) a number of shares of preferred        Stock held in the trust to AIMCO or a
stock of AIMCO that have an aggregate             person, designated by the trustee, whose
dividend yield                                    ownership of the Class I Preferred Stock
                                                  will not violate the Class I Preferred
                                                  Owner-

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

equivalent to the distribution yield of the       ship Limit. Upon such sale, the interest of
Preferred OP Units tendered for redemption        the charitable beneficiaries in the shares
and are part of a class or series of              sold will terminate and the trustee will
preferred stock that is then listed on the        distribute to the prohibited transferee, the
New York Stock Exchange or another national       lesser of (i) the price paid by the
securities exchange, or (iii) a number of         prohibited transferee for the shares or if
shares of Class A Common Stock of AIMCO that      the prohibited transferee did not give value
is equal in value to the Liquidation              for the shares in connection with the event
Preference of the Preferred OP Units              causing the shares to be held in the trust,
tendered for redemption. The Preferred OP         the market price of such shares on the day
Units may not be redeemed at the option of        of the event causing the shares to be held
the AIMCO Operating Partnership. See              in the trust and (ii) the price per share
"Description of Preferred OP                      received by the trustee from the sale or
Units -- Redemption."                             other disposition of the shares held in the
                                                  trust. Any proceeds in excess of the amount
                                                  payable to the prohibited transferee will be
                                                  payable to the charitable beneficiaries.

                                                  On and after                  ,      AIMCO
                                                  may, at its option, redeem shares of Class I
                                                  Preferred Stock, in whole or from time to
                                                  time in part, at a cash redemption price
                                                  equal to 100% of the Class I Liquidation
                                                  Preference plus all accumulated, accrued and
                                                  unpaid dividends to the date fixed for
                                                  redemption. If full cumulative dividends on
                                                  all outstanding shares of Class I Preferred
                                                  Stock have not been paid or declared and set
                                                  apart for payment, no shares of Class I
                                                  Preferred Stock may be redeemed unless all
                                                  outstanding shares of Class I Preferred
                                                  Stock are simultaneously redeemed and
                                                  neither AIMCO nor any of its affiliates may
                                                  purchase or acquire shares of Class I
                                                  Preferred Stock otherwise than pursuant to a
                                                  purchase or exchange offer made on the same
                                                  terms to all holders of Class I Preferred
                                                  Stock. The redemption price for the Class I
                                                  Preferred Stock (other than any portion
                                                  thereof consisting of accumulated, accrued
                                                  and unpaid dividends) will be payable solely
                                                  with the proceeds from the sale by AIMCO of
                                                  capital stock of AIMCO or the sale by the
                                                  AIMCO Operating Partnership of partnership
                                                  interests in the AIMCO Operating Partnership
                                                  (whether or not such sale occurs
                                                  concurrently with such redemption).

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a majority-owned subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We have a majority ownership interest in both the general partner of your partnership and the manager of your partnership's property. The general partner does not receive an annual management fee but may receive reimbursements for expenses incurred in its capacity as general partner. The general partner of your partnership received total fees and reimbursements of $196,000 in 1996, $223,000 in 1997 and $158,000 for the nine months ended July 31, 1998. The property manager received management fees of $540,000 in 1996, $558,000 in 1997 and $430,000 for the nine months ended July 31, 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the general partner or for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Shelter Properties IV was organized on August 21, 1981, under the laws of the State of South Carolina. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of making investments in various types of real properties which offer potential capital appreciation and cash distributions to its limited partners. Your partnership's investment portfolio currently consists of the following three residential apartment complexes: Baymeadows Apartments, a 904-unit complex in Jacksonville, Florida; Quail Run Apartments, a 332-unit complex in Columbia, South Carolina; and Countrywood Village Apartments, a 384-unit complex in Raleigh, North Carolina. The general partner of your partnership is Shelter Realty IV Corporation, which is a majority-owned subsidiary of AIMCO. A majority-owned subsidiary of AIMCO serves as manager of the properties owned by your partnership. As of September 15, 1998, there were 49,995 units of limited partnership interest issued and outstanding, which were held of record by 3,676 limited partners. Your partnership's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8101. For additional information about your partnership, please refer to the annual and quarterly reports prepared by your partnership which accompany this Prospectus Supplement.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP

     Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information your partnership files with them, which means that we can disclose important information to you about your partnership by referring you to those documents. The following reports prepared by your partnership are incorporated by reference and considered to be part of this Prospectus Supplement:

     - Annual Report on Form 10-KSB, for the year ended October 31, 1997;

     - Quarterly Reports on Form 10-QSB, for the quarters ended January 31, 1998, April 30, 1998 and July 31, 1998; and

     - Current Report on Form 8-K, dated October 16, 1998.

     In order to assist you in making your decision with respect to our offer, this Prospectus Supplement is accompanied by a copy of the annual and quarterly reports described above.

HISTORY OF THE PARTNERSHIP

     Your partnership sold $40,000,000 of limited partnership units in 1982 for $1,000.00 per unit. Between November 1, 1992 and July 31, 1998 your partnership made a total of $53.80 of distributions per unit.

     Your partnership raised proceeds to purchase certain properties and it has expended the funds so raised many years ago. Your partnership currently owns the properties described herein, each of which is subject to a substantial mortgage. Your general partner (which is our affiliate) has not experienced any material adverse financial developments from January 1, 1997 through the present.

     According to the prospectus dated June 8, 1982, by which units in your partnership were originally offered, the general partner of your partnership (which at the time was not affiliated with AIMCO) indicated that prior partnerships sponsored by affiliates of the general partner had, on average, begun selling their properties during the third year after the investments were made and had sold all of their properties after eight years of ownership. The prospectus further stated, however, that the general partner was unable to predict how long the partnership would remain invested in the properties and that the partnership acquired such properties for investment rather than resale. In any event, according to the prospectus, the general partner anticipated that a disposition of the properties would depend on, among other things, the current real estate and money markets, economic climate and income tax consequences to the limited partners. We do not know why your partnership did not sell all of its properties within such holding period. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2022, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

     Consummation of the offer will not affect your partnership's agreement of limited partnership, the financial condition or results of operations of your partnership, the business and properties owned, the distributions and compensation payable to your general partner (which is our affiliate) or its affiliates or any other matter relating to your partnership, except it would result in the AIMCO Operating Partnership substantially increasing its ownership of units of your partnership. It is possible that after the consummation of the offer, the AIMCO Operating Partnership could, as a practical matter, control any vote of the limited partners. Further, we will be able to receive any future distributions from your partnership for any units we purchase.

GENERAL POLICY REGARDING SALES AND REFINANCINGS OF PARTNERSHIP PROPERTIES

     In general, your general partner (which is our affiliate) regularly evaluates the partnership's properties by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The general partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold a particular partnership property. Based on the above considerations, the general partner has determined that it is not in the best interests of limited partners to sell or refinance any property at the present time. For a description of mortgages, see the reports described under "Your Partnership -- Additional Information Concerning Your Partnership," which are incorporated by reference and are considered part of this Prospectus Supplement.

PROPERTY MANAGEMENT

     Your partnership's property is managed by an entity which is a majority-owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, your general partner (which is our affiliate) is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner is not liable to your partnership or the limited partners for any act or failure to act if such act or failure to act was performed in a manner determined by him or it in good faith to be within the scope of his or its authority and to be in the best interest of your partnership, and if he or it was not guilty of negligence, misconduct or a breach of fiduciary obligations in such act or failure to act. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is majority-owned by AIMCO. See "Conflicts of Interest".

     Under your partnership's agreement of limited partnership, your partnership will indemnify the general partner and any of its affiliates or your partnership's employees, against any claim or liability by or to any person other than your partnership, for any act or failure to act if such act or failure to act was performed in a manner determined by him or it in good faith to be within the scope of his or its authority and to be in the best interest of your partnership, and if he or it was not guilty of negligence, misconduct or a breach of fiduciary obligations in such act or failure to act, provided however, that your partnership will not furnish any indemnification as to liabilities arising under federal securities laws. The indemnification includes payment of reasonable attorney's fees or other expenses incurred in settling any claim or liability or incurred in any finally adjudicated judicial proceedings, and expenses incurred by the removal of any liens affecting any property of the person to be indemnified. Indemnification will be made from assets of your partnership and no limited partner will be personally liable to any person to be indemnified.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partner of your partnership.

DISTRIBUTIONS

     The following table sets forth the distributions paid per unit in the periods indicated below. The original cost per unit was $1,000.00.

                   YEAR ENDED OCTOBER 31                      AMOUNT
                   ---------------------                      ------
1993........................................................  $ 2.09
1994........................................................    0.00
1995........................................................    0.00
1996........................................................   19.80
1997........................................................   15.84
1998 (through July 31)......................................   16.07
          Total.............................................  $53.80

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Through subsidiaries, AIMCO currently owns, in the aggregate, approximately a 40.08% interest in your partnership, including 19,737 units held by us and the interest held by us, as general partner of your partnership. Except as set forth above, neither the AIMCO Operating Partnership, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transactions in the units in the past two years, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     Your general partner (which is our affiliate) received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR ENDED OCTOBER 31                                         COMPENSATION
---------------------                                         ------------
1994........................................................    $153,187
1995........................................................     173,135
1996........................................................     196,000
1997........................................................     223,000
1998 (through July 31)......................................     158,000

     In addition, a majority-owned subsidiary of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

                   YEAR ENDED OCTOBER 31                         FEES
                   ---------------------                         ----
1994........................................................   $486,071
1995........................................................    514,000
1996........................................................    540,000
1997........................................................    558,000
1998 (through July 31)......................................    430,000

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to your general partner (which is our affiliate), or the compensation paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $15,300,000 will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings. The AIMCO Operating Partnership will pay all of the costs of the offer and not your partnership.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by the AIMCO Operating Partnership:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

     If funds are borrowed to consummate the offer, we intend to use our amended and restated credit agreement with Bank of America National Trust and Savings Association ("Bank of America") and BankBoston, N.A. The credit agreement provides a revolving credit facility of up to $100 million, including a swing line of up to $30 million. The AIMCO Operating Partnership is the borrower under the credit facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The AIMCO Operating Partnership elects which interest rate will be applicable to particular borrowings under the credit facility. The margin ranges between 1.25% and 2.0% in the case of LIBOR-based loans and between negative 0.25% and positive 0.5% in the case of base rate loans, depending upon a ratio of the AIMCO Operating Partnership's consolidated unsecured indebtedness to the value of certain unencumbered assets. The credit facility matures on September 30, 1999 unless extended, at the discretion of the lenders. The credit facility provides for the conversion of the revolving facility into a three year term loan. The availability of funds to the AIMCO Operating Partnership under the credit facility is subject to certain borrowing base restrictions and other customary restrictions, including compliance with financial and other covenants thereunder. The financial covenants require the AIMCO Operating Partnership to maintain a ratio of debt to gross asset value of no more than 0.55 to 1.0, an interest coverage ratio of 2.25 to 1.0 and a fixed charge coverage ratio of at least 1.6 to 1.0 through December 31, 1998, 1.7 to 1.0 from January 1, 1999 through June 30, 1999, and 1.8 to 1.0 thereafter. In addition, the credit facility limits the AIMCO Operating Partnership from distributing more than 80% of its Funds From Operations (as defined) to holders of OP Units, imposes minimum net worth requirements and provides other financial covenants related to certain unencumbered assets.

     Following the IPT merger, we may obtain funds pursuant to a credit agreement entered into by Insignia Properties, L.P. ("IPLP"), the operating partnership for IPT, with Lehman Commercial Paper, Inc., as syndication agent, First Union National Bank, as administrative agent and the lenders from time to time parties thereto. Pursuant to the credit agreement, which is guaranteed by IPT, the lenders have made available to IPLP a revolving credit facility of up to $50,000,000 at any one time outstanding which matures in a single installment on December 30, 2000. Loans may be borrowed by IPLP at a rate based upon the adjusted LIBOR Rate (as defined in the credit agreement) or the Base Rate (as defined in the credit agreement). IPT is obligated to pay a commitment fee at a rate of 0.25% per annum on the undrawn portion of the line of credit. The credit agreement includes customary covenants and restrictions on IPLP's ability to, among other things, incur debt or contingent obligations, grant liens, sell assets, make distributions or make investments. In addition, the credit agreement contains certain financial covenants. The AIMCO Operating Partnership intends to repay any funds borrowed out of working capital in the ordinary course of business.

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Shelter Properties IV's consolidated financial statements included in Shelter Properties IV's Annual Report on Form 10-KSB for the year ended October 31, 1997, as set forth in their report, which is incorporated in this Prospectus Supplement by reference. Shelter Properties IV's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                                                      APPENDIX A


                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  Shelter Properties IV

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of Shelter Properties IV (the "Partnership") (the Purchaser, AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the Purchaser in exchange for an
offer price per Unit of $       in cash, or        Common OP Units of the
Purchaser, or        Preferred OP Units of the Purchaser, or a combination of
any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended October 31, 1995, 1996 and 1997, and annual reports on Form 10-KSB filed with the Securities and Exchange Commission for the years ended October 31, 1996 and 1997, and quarterly report on Form 10-QSB for the period ending July 31, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the real property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended October 31, 1996 and 1997, and the nine months ending July 31, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Properties or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
December   , 1998

                                                                      APPENDIX B

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                      AND
                                 AIMCO-GP, INC.

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"), AIMCO-GP, Inc. ("AIMCO-GP"), the general partner of your partnership and the directors of AIMCO are set forth below. The two directors of AIMCO-GP and the general partner of your partnership are Terry Considine and Peter Kompaniez. Unless otherwise indicated, the business address of each executive officer and director is 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222. Each executive officer and director is a citizen of the United States of America.

                    NAME                                              POSITION
                    ----                                              --------
Terry Considine..............................  Chairman of the Board of Directors and Chief Executive
                                                 Officer
Peter K. Kompaniez...........................  Vice Chairman, President and Director
Thomas W. Toomey.............................  Executive Vice President -- Finance and Administration
Joel F. Bonder...............................  Executive Vice President, General Counsel and
                                               Secretary
Patrick J. Foye..............................  Executive Vice President
Robert Ty Howard.............................  Executive Vice President -- Ancillary Services
Steven D. Ira................................  Executive Vice President and Co-Founder
David L. Williams............................  Executive Vice President -- Property Operations
Harry G. Alcock..............................  Senior Vice President -- Acquisitions
Troy D. Butts................................  Senior Vice President and Chief Financial Officer
Richard S. Ellwood...........................  Director
J. Landis Martin.............................  Director
Thomas L. Rhodes.............................  Director
John D. Smith................................  Director

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
Terry Considine......................  Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO and AIMCO-GP since July
                                       1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of
                                       Property Asset Management, L.L.C., Limited Liability
                                       Company, a Colorado limited liability company, and its
                                       related entities (collectively, "PAM"), one of AIMCO's
                                       predecessors. On October 1, 1996, Mr. Considine was
                                       appointed Co-Chairman and director of Asset Investors Corp.
                                       and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of
                                       Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a
                                       principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities
                                       engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr.
                                       Considine received a B.A. from Harvard College, a J.D. from
                                       Harvard Law School and is admitted as a member of the
                                       Massachusetts Bar.

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
Peter K. Kompaniez...................  Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President of AIMCO in July
                                       1997. Mr. Kompaniez has served as Vice President of AIMCO-GP from July 1994 through July 1998 and was appointed President in July 1998. Mr. Kompaniez has been a director of AIMCO-GP since July 1994. Since September 1993, Mr. Kompaniez has
                                       owned 75% of PDI Realty Enterprises, Inc., a Delaware
                                       corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to
                                       1993, he served as President and Chief Executive Officer of
                                       Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and
                                       related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately
                                       8,150 apartment units (including 6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of
                                       commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb
                                       where he had extensive real estate and REIT experience. Mr.
                                       Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).
Thomas W. Toomey.....................  Mr. Toomey has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was
                                       promoted to Executive Vice-President-Finance and
                                       Administration in March 1997. Mr. Toomey has been Executive
                                       Vice President -- Finance and Administration of AIMCO-GP
                                       since July 1998. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as well as Vice President/Senior Controller and Director of
                                       Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From
                                       1984 to 1990, he was an audit manager with Arthur Andersen &
                                       Co. where he served real estate and banking clients. From
                                       1981 to 1983, Mr. Toomey was on the audit staff of Kenneth
                                       Leventhal & Company. Mr. Toomey received a B.S. in Business
                                       Administration/Finance from Oregon State University and is a
                                       Certified Public Accountant.
Joel F. Bonder.......................  Mr. Bonder was appointed Executive Vice President and
                                       General Counsel of AIMCO since December 8, 1997. Mr. Bonder has been Executive Vice President and General Counsel of
                                       AIMCO-GP since July 1998. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as
                                       Vice President and Deputy General Counsel of NHP from June
                                       1991 to March 1994 and as Associate General Counsel of NHP
                                       from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with
                                       the Washington, D.C. law firm of Lane & Edson, P.C. From
                                       1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the
                                       University of Rochester and a J.D. from Washington
                                       University School of Law.

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

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
Patrick J. Foye......................  Mr. Foye has served as Executive Vice President of AIMCO and
                                       AIMCO-GP since May 1998. Prior to joining AIMCO, Mr. Foye
                                       was a partner in the law firm of Skadden, Arps, Slate,
                                       Meagher & Flom LLP from 1989 to 1998 and was Managing
                                       Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of
                                       the New York State Privatization Council. He received a B.A.
                                       from Fordham College and a J.D. from Fordham University Law
                                       School.
Robert Ty Howard.....................  Mr. Howard has served as Executive Vice
                                       President -- Ancillary Services since February 1998. Mr.
                                       Howard was appointed Executive Vice President -- Ancillary
                                       Services of AIMCO-GP in July 1998. Prior to joining AIMCO,
                                       Mr. Howard served as an officer and/or director of four
                                       affiliated companies, Hecco Ventures, Craig Corporation,
                                       Reading Company and Decurion Corporation. Mr. Howard was
                                       responsible for financing, mergers and acquisitions
                                       activities, investments in commercial real estate, both
                                       nationally and internationally, cinema development and
                                       interest rate risk management. From 1983 to 1988, he was
                                       employed by Spieker Properties. Mr. Howard received a B.A.
                                       from Amherst College, a J.D. from Harvard Law School and an
                                       M.B.A. from Stanford University Graduate School of Business.
Steven D. Ira........................  Mr. Ira is a Co-Founder of AIMCO and has served as Executive
                                       Vice President of AIMCO since July 1994. Mr. Ira has been
                                       Executive Vice President of AIMCO-GP since July 1998. From
                                       1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired
                                       extensive experience in property management. Between 1977
                                       and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan,
                                       Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and
                                       Ira. Mr. Ira served for several years on the National
                                       Apartment Manager Accreditation Board and is a former
                                       president of both the National Apartment Association and the
                                       Colorado Apartment Association. Mr. Ira is the sixth
                                       individual elected to the Hall of Fame of the National
                                       Apartment Association in its 54-year history. He holds a
                                       Certified Apartment Property Supervisor (CAPS) and a
                                       Certified Apartment Manager designation from the National
                                       Apartment Association, a Certified Property Manager (CPM)
                                       designation from the National Institute of Real Estate
                                       Management (IREM) and he is a member of the Board of
                                       Directors of the National Multi-Housing Council, the
                                       National Apartment Association and the Apartment Association
                                       of Metro Denver. Mr. Ira received a B.S. from Metropolitan
                                       State College in 1975.

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
David L. Williams....................  Mr. Williams has been Executive Vice President -- Operations of AIMCO since January 1997. Mr. Williams has been Executive
                                       Vice President -- Operations of AIMCO-GP since July 1998.
                                       Prior to joining AIMCO, Mr. Williams was Senior Vice
                                       President of Operations at Evans Withycombe Residential,
                                       Inc. from January 1996 to January 1997. Previously, he was
                                       Executive Vice President at Equity Residential Properties
                                       Trust from October 1989 to December 1995. He has served on
                                       National Multi-Housing Council Boards and NAREIT committees.
                                       Mr. Williams also served as Senior Vice President of
                                       Operations and Acquisitions of US Shelter Corporation from
                                       1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate
                                       properties since 1973. Mr. Williams received his B.A. in
                                       education and administration from the University of
                                       Washington in 1967.
Harry G. Alcock......................  Mr. Alcock has served as Vice President of AIMCO and
                                       AIMCO-GP since July 1996, and was promoted to Senior Vice
                                       President -- Acquisitions in October 1997, with
                                       responsibility for acquisition and financing activities
                                       since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From
                                       1988 to 1992, Mr. Alcock worked for Larwin Development
                                       Corp., a Los Angeles based real estate developer, with
                                       responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988,
                                       Mr. Alcock worked for Ford Aerospace Corp. He received his
                                       B.S. from San Jose State University.
Troy D. Butts........................  Mr. Butts has served as Senior Vice President and Chief
                                       Financial Officer of AIMCO since November 1997. Mr. Butts
                                       has been Senior Vice President and Chief Financial Officer of AIMCO-GP since July 1998. Prior to joining AIMCO, Mr.
                                       Butts served as a Senior Manager in the audit practice of
                                       the Real Estate Services Group for Arthur Andersen LLP in
                                       Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family
                                       real estate investment trusts. Mr. Butts holds a Bachelor of
                                       Business Administration degree in Accounting from Angelo
                                       State University and is a Certified Public Accountant.
Richard S. Ellwood...................  Mr. Ellwood was appointed a Director of AIMCO in July 1994
12 Auldwood Lane                       and is currently Chairman of the Audit Committee. Mr.
Rumson, NJ 07660                       Ellwood is the founder and President of R.S. Ellwood & Co.,
                                       Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr.
                                       Ellwood had 31 years experience on Wall Street as an
                                       investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987;
                                       Managing Director at Warburg Paribas Becker from 1978 to
                                       1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in
                                       various capacities at J.P. Morgan & Co. from 1955 to 1968.
                                       Mr. Ellwood currently serves as a director of FelCor Suite
                                       Hotels, Inc. and Florida East Coast Industries, Inc.

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

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
J. Landis Martin.....................  Mr. Martin was appointed a Director of AIMCO in July 1994
199 Broadway                           and became Chairman of the Compensation Committee in March
Suite 4300                             1998. Mr. Martin has served as President and Chief Executive
Denver, CO 80202                       Officer and a Director of NL Industries, Inc., a
                                       manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation, a holding company operating through its affiliates Titanium Metals Corporation
                                       ("TIMET") and NL Industries, Inc., since 1990 and as Chief
                                       Executive Officer and a director of Tremont since 1998. Mr.
                                       Martin has served as Chairman of Timet, an integrated
                                       producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by
                                       Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin
                                       served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In
                                       addition to Tremont, NL and TIMET, Mr. Martin is a director of Dresser, which is engaged in the petroleum services,
                                       hydrocarbon and engineering industries.
Thomas L. Rhodes.....................  Mr. Rhodes was appointed a Director of AIMCO in July 1994.
215 Lexingon Avenue                    Mr. Rhodes has served as the President and a Director of
4th Floor                              National Review magazine since November 30, 1992, where he
New York, NY 10016                     has also served as a Director since 1998. From 1976 to 1992
                                       , he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General
                                       Partner from 1987 until November 27, 1992. He is currently
                                       Co-Chairman of the Board , Co-Chief Executive Officer and a
                                       Director of Commercial Assets Inc. and Asset Investors
                                       Corporation. He also serves as a Director of Delphi
                                       Financial Group, Inc. and its subsidiaries, Delphi
                                       International Ltd., Oracle Reinsurance Company, and the
                                       Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman
                                       of the Empire Foundation for Policy Research, a Founder and
                                       Trustee of Change NY, a Trustee of The Heritage Foundation,
                                       and a Trustee of the Manhattan Institute.
John D. Smith........................  Mr. Smith was appointed a Director of AIMCO in November
3400 Peachtree Road                    1994. Mr. Smith is Principal and President of John D. Smith
Suite 831                              Developments. Mr. Smith has been a shopping center
Atlanta, GA 30326                      developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in
                                       Atlanta, Georgia. Mr. Smith is a Trustee and former
                                       President of the International Council of Shop ping Centers and was selected to be a member of the American Society of
                                       Real Estate Counselors. Mr. Smith served as a Director for
                                       Pan-American Properties, Inc. (National Coal Board of Great
                                       Britain) formerly known as Continental Illinois Properties.
                                       He also serves as a director of American Fidelity Assurance
                                       Companies and is retained as an advisor by Shop System Study
                                       Society, Tokyo, Japan.

     Questions and requests for assistance or for additional copies of this Prospectus Supplement and the Letter of Transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the offer is:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                    By Fax:

                                 (201) 460-2881

                                On the Internet:

                               www.clc-online.com

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AIMCO

     AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

     AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

THE AIMCO OPERATING PARTNERSHIP

     The AIMCO Operating Partnership Agreement requires the AIMCO Operating Partnership to indemnify its directors and officers (each an "Indemnitee") to the fullest extent authorized by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the AIMCO Operating Partnership. Such indemnification continues after the Indemnitee ceases to be a director or officer. The right to indemnification includes the right to be paid by the AIMCO Operating Partnership the expenses incurred in defending any proceeding in advance of its final disposition upon the delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts advanced if a final judicial decision is rendered that such Indemnitee did not meet the standard of conduct permitting indemnification under the AIMCO Operating Partnership Agreement or applicable law.

     The Partnership maintains insurance, at its expense, to protect against any liability or loss, regardless of whether any director or officer is entitled to indemnification under the AIMCO Operating Partnership Agreement or applicable law.

ITEM 21. EXHIBITS.

     (a)


             *4.1           Specimen certificate for Class A Common Stock.
             *4.2           Specimen certificate for Common OP Unit.
            **5.1           Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                            hereby.
            **5.2           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                            regarding the validity of the Common OP Units and the
                            Preferred OP Units offered hereby.
            **8.1           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                            regarding tax matters.
        *****12.1           Calculation of ratio of earnings to fixed charges.
        *****12.2           Calculation of ratio of earnings to combined fixed charges and preferred stock dividends.
        *****23.1           Consent of Ernst & Young LLP, Dallas, Texas.
        *****23.2           Consent of Ernst & Young LLP, Chicago, Illinois.
        *****23.3           Consent of Ernst & Young LLP, Greenville, South Carolina.
        *****23.4           Consent of Ernst & Young LLP, Indianapolis, Indiana.
        *****23.5           Consent of Arthur Andersen LLP.
           **23.6           Consent of Piper & Marbury L.L.P. (included in opinion filed as Exhibit 5.1).
           **23.7           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in opinion filed as Exhibit 5.2).
             23.8           Consents of KPMG Peat Marwick LLP with respect to financial statements of the following entities:
        *****23.8.1         -- Baywood Partners, Ltd.
        *****23.8.2         -- Burgundy Court Associates, L.P.
        *****23.8.3         -- Catawba Club Associates, L.P.
        *****23.8.4         -- Georgetown of Columbus Associates, L.P.
        *****23.8.5         -- La Colina Partners, Ltd.
        *****23.8.6         -- Lake Eden Associates, L.P.
        *****23.8.7         -- Landmark Associates, Ltd.
        *****23.8.8         -- Northbrook Apartments, Ltd.
        *****23.8.9         -- Shaker Square, L.P.
        *****23.8.10        -- Thurber Manor Associates, Limited Partnership.
        *****23.8.11        -- Quail Run Associates, L.P.
        *****23.8.12        -- Sycamore Creek Associates, L.P.
        *****23.9              Consent of Portock, Bye & Co. (Brampton Associates
                               Partnership).
             23.10          Consents of Ernst & Young LLP, Greenville, South Carolina
                               with respect to financial statements of the following
                               entities:
        *****23.10.1        -- Rivercreek Apartments Limited Partnership.
        *****23.10.2        -- Calmark Heritage Park II Ltd.
        *****23.10.3        -- Yorktown Towers Associates.
        *****23.10.4        -- Shannon Manor Apartments, a Limited Partnership.
        *****23.10.5        -- Woodmere Associates, L.P.
        *****23.10.6        -- Salem Arms of Augusta Limited Partnership.

        *****23.10.7        -- Coastal Commons Limited Partnership.
        *****23.10.8        -- Snowden Village Associates, L.P.
        *****23.10.9        -- Sharon Woods, L.P.
        *****23.10.10       -- Rivercrest Apartments, Limited.
        *****23.10.11       -- Angeles Income Properties, Ltd. II.
        *****23.10.12       -- Angeles Income Properties, Ltd. III.
        *****23.10.13       -- Angeles Income Properties, Ltd. IV.
        *****23.10.14       -- Angeles Income Properties, Ltd. 6.
        *****23.10.15       -- Angeles Opportunity Properties, Ltd.
        *****23.10.16       -- Angeles Partners VII.
        *****23.10.17       -- Angeles Partners VIII.
        *****23.10.18       -- Angeles Partners IX.
        *****23.10.19       -- Angeles Partners X.
        *****23.10.20       -- Angeles Partners XI.
        *****23.10.21       -- Angeles Partners XII.
        *****23.10.22       -- Angeles Partners XIV.
        *****23.10.23       -- Consolidated Capital Institutional Properties/2.
        *****23.10.24       -- Consolidated Capital Institutional Properties/3.
        *****23.10.25       -- Consolidated Capital Properties III.
        *****23.10.26       -- Consolidated Capital Properties IV.
        *****23.10.27       -- Consolidated Capital Properties V.
        *****23.10.28       -- Consolidated Capital Properties VI.
        *****23.10.29       -- Davidson Diversified Real Estate I, L.P.
        *****23.10.30       -- Davidson Diversified Real Estate II, L.P.
        *****23.10.31       -- Davidson Diversified Real Estate III, L.P.
        *****23.10.32       -- Davidson Growth Plus, L.P.
        *****23.10.33       -- Davidson Income Real Estate, L.P.
        *****23.10.34       -- Investors First-Staged Equity.
        *****23.10.35       -- Johnstown/Consolidated Income Partners.
        *****23.10.36       -- Multi-Benefit Realty Fund '87-1.
        *****23.10.37       -- Shelter Properties III.
        *****23.10.38       -- Shelter Properties VI.
        *****23.10.39       -- Shelter Properties VII Limited Partnership.
        *****23.10.40       -- U.S. Realty Partners Limited Partnership.
         ****23.10.41       -- Shelter Properties IV
        *****23.11          Consents of Deloitte & Touche (Cedar-Tree Investors Limited
                               Partnership and Wingfield Investors Limited Partnership).
        *****23.11.1        -- HCW Pension Real Estate Fund Limited Partnership.
        *****23.11.2        -- United Investors Growth Properties.
        *****23.11.3        -- United Investors Growth Properties II.
        *****23.11.4        -- United Investors Income Properties.
        *****23.12          Consents of Reznick Fedder & Silverman (Burnsville
                               Apartments, LP (Minneapolis Associates II Limited
                               Partnership), Chestnut Hill Associates Limited
                               Partnership, DFW Apartment Investors Limited Partnership,
                               DFW Residential Investors Limited Partnership, Olde Mill
                               Investors Limited Partnership, Park Towne Place
                               Associates Limited Partnership and Texas Residential
                               Investors Limited Partnership, Winthrop Apartment
                               Investors Limited Partnership).
        *****23.12.1        -- Riverside Park Associates L.P.
        *****23.12.2        -- Springhill Lake Investors Limited Partnership.

        *****23.13          Consent of Barry S. Fishman & Associates (Ravensworth
                               Associates Limited Partnership).
             23.14          Consents of Imowitz Koenig LLP with respect to financial
                               statements of the following entities:
        *****23.14.1        -- Winthrop Apartment Investors Limited Partnership.
        *****23.14.2        -- Winrock -- Houston Limited Partnership.
        *****23.14.3        -- Century Properties Fund XVI.
        *****23.14.4        -- Century Properties Fund XVIII.
        *****23.14.5        -- Century Properties Fund XIX.
        *****23.14.6        -- Century Properties Growth Fund XXII.
             23.14.7        -- [Reserved].
        *****23.14.8        -- Fox Strategic Housing Income Partners.
        *****23.14.9        -- National Property Investors 8.
        *****23.14.10       -- Winthrop Growth Investors 1 Limited Partnership.
        *****23.15.1        Consent of Pannell Kerr Forster PC (Drexel Burnham Lambert
                               Real Estate Associates II).
        *****23.16          Consent of Beers & Cutler PLLC
        *****24.1           Power of Attorney for Apartment Investment and Management
                               Company.
        *****24.2           Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.

 ****  Filed herewith.

*****  Previously filed.

   (b)Financial Statement Schedules
      Not Applicable.

   (c)Report, opinion or appraisal
      To be included in Prospectus Supplement, as applicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrants hereby undertake to not issue securities under this registration statement in order to effect any "roll-up transaction" (as such term in defined in paragraph (c) of Item 901 of Regulation S-K). Furthermore, the undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning an offer to purchase partnership interests in exchange for securities issued under this registration statement, prior to commencing such an offer, if pursuant to the provisions of subparagraph (iv), (vii) or (viii) of paragraph (c)(2) of Item 901 of Regulation S-K, such offer fails to constitute a roll-up transaction.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Apartment Investment and Management Company has duly caused this Amendment No. 5 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of December, 1998.


                                            APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY

                                            By:     /s/ TERRY CONSIDINE
                                              ----------------------------------
                                                       Terry Considine,
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief Executive   December 7, 1998
-----------------------------------------------------    Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President    December 7, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and      December 7, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

               /s/ RICHARD S. ELLWOOD*                 Director                       December 7, 1998
-----------------------------------------------------
                 Richard S. Ellwood

                /s/ J. LANDIS MARTIN*                  Director                       December 7, 1998
-----------------------------------------------------
                  J. Landis Martin

                /s/ THOMAS L. RHODES*                  Director                       December 7, 1998
-----------------------------------------------------
                  Thomas L. Rhodes

                 /s/ JOHN D. SMITH*                    Director                       December 7, 1998
-----------------------------------------------------
                    John D. Smith

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
        Terry Considine, as Attorney-in-Fact
          for each of the persons indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, AIMCO Properties, L.P. has duly caused this Amendment No. 5 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of December, 1998.


                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, INC.
                                              its General Partner

                                            By:     /s/ TERRY CONSIDINE
                                              ----------------------------------
                                                       Terry Considine,
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief Executive   December 7, 1998
-----------------------------------------------------    Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President    December 7, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and      December 7, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
      Terry Considine, as Attorney-in-Fact for
            each of the persons indicated

                               INDEX TO EXHIBITS


         EXHIBIT
          NUMBER                                    DESCRIPTION
         -------                                    -----------

             *4.1           Specimen certificate for Class A Common Stock.
             *4.2           Specimen certificate for Common OP Unit.
            **5.1           Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                               hereby.
            **5.2           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding the validity of the Common OP Units and the
                               Preferred OP Units offered hereby.
            **8.1           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding tax matters.
        *****12.1           Calculation of ratio of earnings to fixed charges.
        *****12.2           Calculation of ratio of earnings to combined fixed charges and preferred stock dividends.
        *****23.1           Consent of Ernst & Young LLP, Dallas, Texas.
        *****23.2           Consent of Ernst & Young LLP, Chicago, Illinois.
        *****23.3           Consent of Ernst & Young LLP, Greenville, South Carolina.
        *****23.4           Consent of Ernst & Young LLP, Indianapolis, Indiana.
        *****23.5           Consent of Arthur Andersen LLP.
           **23.6           Consent of Piper & Marbury L.L.P. (included in opinion filed as Exhibit 5.1).
           **23.7           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                               (included in opinion filed as Exhibit 5.2).
             23.8           Consents of KPMG Peat Marwick LLP with respect to financial statements of the following entities:
        *****23.8.1         -- Baywood Partners, Ltd.
        *****23.8.2         -- Burgundy Court Associates, L.P.
        *****23.8.3         -- Catawba Club Associates, L.P.
        *****23.8.4         -- Georgetown of Columbus Associates, L.P.
        *****23.8.5         -- La Colina Partners, Ltd.
        *****23.8.6         -- Lake Eden Associates, L.P.
        *****23.8.7         -- Landmark Associates, Ltd.
        *****23.8.8         -- Northbrook Apartments, Ltd.
        *****23.8.9         -- Shaker Square, L.P.
        *****23.8.10        -- Thurber Manor Associates, Limited Partnership.
        *****23.8.11        -- Quail Run Associates, L.P.
        *****23.8.12        -- Sycamore Creek Associates, L.P.
        *****23.9           Consent of Portock, Bye & Co. (Brampton Associates
                               Partnership).
             23.10          Consents of Ernst & Young LLP, Greenville, South Carolina
                               with respect to financial statements of the following
                               entities:
        *****23.10.1        -- Rivercreek Apartments Limited Partnership.
        *****23.10.2        -- Calmark Heritage Park II Ltd.
        *****23.10.3        -- Yorktown Towers Associates.
        *****23.10.4        -- Shannon Manor Apartments, a Limited Partnership.
        *****23.10.5        -- Woodmere Associates, L.P.
        *****23.10.6        -- Salem Arms of Augusta Limited Partnership.
        *****23.10.7        -- Coastal Commons Limited Partnership.
        *****23.10.8        -- Snowden Village Associates, L.P.
        *****23.10.9        -- Sharon Woods, L.P.
        *****23.10.10       -- Rivercrest Apartments, Limited.

        *****23.10.11       -- Angeles Income Properties, Ltd. II.
        *****23.10.12       -- Angeles Income Properties, Ltd. III.
        *****23.10.13       -- Angeles Income Properties, Ltd. IV.
        *****23.10.14       -- Angeles Income Properties, Ltd. 6.
        *****23.10.15       -- Angeles Opportunity Properties, Ltd.
        *****23.10.16       -- Angeles Partners VII.
        *****23.10.17       -- Angeles Partners VIII.
        *****23.10.18       -- Angeles Partners IX.
        *****23.10.19       -- Angeles Partners X.
        *****23.10.20       -- Angeles Partners XI.
        *****23.10.21       -- Angeles Partners XII.
        *****23.10.22       -- Angeles Partners XIV.
        *****23.10.23       -- Consolidated Capital Institutional Properties/2.
        *****23.10.24       -- Consolidated Capital Institutional Properties/3.
        *****23.10.25       -- Consolidated Capital Properties III.
        *****23.10.26       -- Consolidated Capital Properties IV.
        *****23.10.27       -- Consolidated Capital Properties V.
        *****23.10.28       -- Consolidated Capital Properties VI.
        *****23.10.29       -- Davidson Diversified Real Estate I, L.P.
        *****23.10.30       -- Davidson Diversified Real Estate II, L.P.
        *****23.10.31       -- Davidson Diversified Real Estate III, L.P.
        *****23.10.32       -- Davidson Growth Plus, L.P.
        *****23.10.33       -- Davidson Income Real Estate, L.P.
        *****23.10.34       -- Investors First-Staged Equity.
        *****23.10.35       -- Johnstown/Consolidated Income Partners.
        *****23.10.36       -- Multi-Benefit Realty Fund '87-1.
        *****23.10.37       -- Shelter Properties III.
        *****23.10.38       -- Shelter Properties VI.
        *****23.10.39       -- Shelter Properties VII Limited Partnership.
        *****23.10.40       -- U.S. Realty Partners Limited Partnership.
         ****23.10.41       -- Shelter Properties IV
        *****23.11          Consents of Deloitte & Touche (Cedar-Tree Investors Limited
                               Partnership and Wingfield Investors Limited Partnership).
        *****23.11.1        -- HCW Pension Real Estate Fund Limited Partnership.
        *****23.11.2        -- United Investors Growth Properties.
        *****23.11.3        -- United Investors Growth Properties II.
        *****23.11.4        -- United Investors Income Properties.
        *****23.12          Consents of Reznick Fedder & Silverman (Burnsville
                               Apartments, LP (Minneapolis Associates II Limited
                               Partnership), Chestnut Hill Associates Limited
                               Partnership, DFW Apartment Investors Limited Partnership,
                               DFW Residential Investors Limited Partnership, Olde Mill
                               Investors Limited Partnership, Park Towne Place
                               Associates Limited Partnership and Texas Residential
                               Investors Limited Partnership, Winthrop Apartment
                               Investors Limited Partnership).
        *****23.12.1        -- Riverside Park Associates L.P.
        *****23.12.2        -- Springhill Lake Investors Limited Partnership.
        *****23.13          Consent of Barry S. Fishman & Associates (Ravensworth
                               Associates Limited Partnership).
             23.14          Consents of Imowitz Koenig LLP with respect to financial
                               statements of the following entities:

        *****23.14.1        -- Winthrop Apartment Investors Limited Partnership.
        *****23.14.2        -- Winrock -- Houston Limited Partnership.
        *****23.14.3        -- Century Properties Fund XVI.
        *****23.14.4        -- Century Properties Fund XVIII.
        *****23.14.5        -- Century Properties Fund XIX.
        *****23.14.6        -- Century Properties Growth Fund XXII.
             23.14.7        -- [Reserved].
        *****23.14.8        -- Fox Strategic Housing Income Partners.
        *****23.14.9        -- National Property Investors 8.
        *****23.14.10       -- Winthrop Growth Investors 1 Limited Partnership.
        *****23.15.1        Consent of Pannell Kerr Forster PC (Drexel Burnham Lambert
                               Real Estate Associates II).
        *****23.16          Consent of Beers & Cutler PLLC.
        *****24.1           Power of Attorney for Apartment Investment and Management
                               Company.
        *****24.2           Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.

 ****  Filed herewith.

*****  Previously filed.

   (b)Financial Statement Schedules
      Not Applicable.

   (c)Report, opinion or appraisal
      To be included in Prospectus Supplement, as applicable.